================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary proxy statement         [ ]  Confidential, For Use of the
[X]    Definitive proxy statement               Commission Only (as
                                                permitted by Rule 14a--6(e)(2))
[ ]    Definitive additional materials
[ ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      GLENBOROUGH REALTY TRUST INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

(2)   Aggregate number of securities to which transactions applies:

      --------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction.

      --------------------------------------------------------------------------

(5)   Total fee paid:

      --------------------------------------------------------------------------

      [ ] Fee paid previously with preliminary materials:

      --------------------------------------------------------------------------

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

      --------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

(3)   Filing Party:

      --------------------------------------------------------------------------

(4)   Date Filed:

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

                                Glenborough Logo

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:

    Friday, May 4, 2001
     10:00 a.m. (Pacific Daylight Time)

Place:

    Hotel Sofitel
     223 Twin Dolphin Drive
     Redwood City, California

Purpose:

      --  To elect two Class III Directors for terms ending in 2004.

      -- To conduct other business properly raised before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

Record Date:

    You can vote if you are a stockholder of record at the close of business on February 28, 2001

                                          /s/ Robert Batinovich

San Mateo, California                          Robert Batinovich
April 6, 2001                                  Chairman and Chief Executive Officer

   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

                                  GLENBOROUGH
                           REALTY TRUST INCORPORATED

                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                        SAN MATEO, CALIFORNIA 94402-1708
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                   APPENDIX A
                           2000 FINANCIAL INFORMATION

                                   APPENDIX B
                            AUDIT COMMITTEE CHARTER

     These proxy materials are being delivered to stockholders on or about April 6, 2001, in connection with Glenborough's solicitation of your vote at our 2001 Annual Meeting of Stockholders. Please read the materials carefully because they contain important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

WHO MAY VOTE?

     - Any stockholder of record at the close of business on February 28, 2001

     - Any representative of such a stockholder, if authorized in writing

     As of February 28, 2001, there were 26,993,247 shares of common stock outstanding and entitled to vote. For each share of Common Stock held, the stockholder is entitled to cast one vote on each matter before the meeting.

     Even if you cannot attend the meeting, we urge you to vote.

HOW TO VOTE

     - If you hold shares of record, you can vote in one of three ways:

          - By calling toll-free (in the United States) 1-800-454-8683 on a touch-tone phone. Available 24 hours a day. Be sure to have your proxy card available to enter your control number.

        - By visiting the Internet site at www.proxyvote.com.

        - By marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope (if mailed in the United States) for your convenience.

     - If you hold your shares in street name (i.e., in the name of a bank, broker or other holder of record), you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may offer telephone and Internet voting.

HOW PROXIES WORK

     Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how the proxy should be voted, we will vote your shares in favor of the nominees for directors designated below.

HOW TO REVOKE A PROXY

     You may revoke your proxy before it is voted by (a) submitting a new proxy with a later date, or (b) filing a written notice of revocation with Glenborough's Corporate Secretary, or (c) voting in person at the meeting.

REQUIRED VOTE

     In order to hold the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker "non-votes" as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs if you hold shares in "street name" and fail to provide voting instructions to your broker for those shares. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

     The vote of a plurality of all of the votes cast is necessary for the election of a director. Abstentions and broker non-votes are not counted for this purpose.

COSTS OF PROXY SOLICITATION

     We will pay the expenses of soliciting proxies. In addition to solicitation by mail; our officers may solicit proxies in person or by telephone, facsimile or e-mail. Glenborough will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

     Glenborough's Bylaws provide that the Annual Meeting of Stockholders is to be held on the first Friday in May of each year, or on such other day within the month of May as the Board may designate.

     If you intend to bring a proposal before next year's Annual Meeting of Stockholders, then:

     - if you want your proposal to be included in the Proxy Statement for next year's Annual Meeting, then the deadline is December 3, 2001, for your proposal to be received by the Corporate Secretary at Glenborough's principal office, 400 South El Camino Real, San Mateo, California 94402-1708.

     - if your proposal is not to be included in our Proxy Statement, then you must give written notice which must be received by Glenborough's Corporate Secretary at 400 South El Camino Real, San Mateo, California 94402-1708, on or after February 3, 2002 and on or before March 5, 2002.

     For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, any material interest you have in that business, and the reasons for conducting that business at the meeting. The notice must also include your name and address and the number of shares of Glenborough Common stock that you own.

SHARED ADDRESSES

     If you share an address with another Glenborough stockholder, it is possible that you will receive only one Proxy Statement at that address unless we have received contrary instructions. If you request orally or in writing, we will provide a separate copy of the proxy statement for each stockholder sharing that address; you may call Frank Austin at 650-343-9300, or write to Mr. Austin at Glenborough's address shown above. If you are receiving multiple copies of the Proxy Statement at your address, you may similarly contact us to request that we deliver only one copy.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides information about the only known beneficial owners of more than five percent of Glenborough's outstanding common stock, based solely on the most recent Schedule 13G received by Glenborough and our records.

                                                                                 PERCENTAGE OF SHARES
                                                 AMOUNT AND                         OF COMMON STOCK
                                                 NATURE OF     PERCENTAGE OF        OUTSTANDING AND
                                                 BENEFICIAL        SHARES        OPERATING PARTNERSHIP
 NAME AND BUSINESS ADDRESS OF BENEFICIAL OWNER   OWNERSHIP     OUTSTANDING(1)          UNITS(2)
 ---------------------------------------------   ----------    --------------    ---------------------
Franklin Resources, Inc. and affiliates(3).....  5,895,384          19.7%                17.9%
FMR Corp.(4)...................................  2,182,121           8.1%                 7.2%
T. Rowe Price Associates, Inc.(5)..............  1,681,000           6.2%                 5.6%
Robert Batinovich(6)...........................  1,406,527           5.2%                 4.7%

---------------
(1) Assumes that Glenborough's Series A Convertible Preferred Stock beneficially owned by the person, directly or indirectly, are exchanged for or converted into shares of Glenborough's Common Stock, and that none of the Series A Convertible Preferred Stock held by other persons are so converted.

(2) Assumes the exchange of all outstanding Operating Partnership Units for shares of Common Stock. Assumes that none of the shares of Series A Convertible Preferred Stock held by other persons are converted into shares of Common Stock, and assumes that none of the options held by other persons are exercised.

(3) Franklin Resources, Inc. ("FRI"), 777 Mariners Island Boulevard, San Mateo, CA 94404. The securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisor subsidiaries (the "Adviser Subsidiaries") of FRI. Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be the beneficial owner of these securities. Charles B. Johnson and Rupert
    H. Johnson (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities. The figure shown in the table includes 2,874,282 shares of Common Stock that would result upon the conversion of 3,774,500 shares of Convertible Preferred Stock. Franklin Advisers, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 5,795,528 shares. Franklin Management, Inc. has sole power to dispose or to direct the disposition, of 99,856 shares.

(4) FMR Corp. ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company ("Fidelity") is a wholly-owned subsidiary of FMR Corp. ("FMR") and an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940 (the "Investment Act"). The figure shown in the table includes 139,750 shares of Common Stock that would result upon the conversion of 183,400 shares of Convertible Preferred Stock. Fidelity is the beneficial owner of 803,861 shares of such Common Stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 803,861 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("Fidelity Trust"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,378,260 shares of such Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR, through its control of Fidelity Trust, each has sole dispositive power over 1,378,260 shares of Common Stock, and sole power to vote or direct the voting of 1,343,970 shares, and no power to vote or direct the voting of 34,290 shares, owned by the institutional account(s) as reported above.

(5) T. Rowe Price Associates, Inc. ("Price Associates"), 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment advisor with power to vote or direct the vote of 330,600 shares, and sole power to dispose or to direct the disposition of 1,681,000 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6) See footnotes (5), (6) and (7) for table below.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table states the number of shares of Glenborough's common stock beneficially owned, as of February 28, 2001, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group.

                                                                                       PERCENTAGE OF SHARES
                                                    AMOUNT AND                            OF COMMON STOCK
                                                     NATURE OF       PERCENTAGE OF        OUTSTANDING AND
                                                    BENEFICIAL           SHARES        OPERATING PARTNERSHIP
NAME AND BUSINESS ADDRESS OF BENEFICIAL OWNER(4)  OWNERSHIP(1)(6)    OUTSTANDING(2)          UNITS(3)
------------------------------------------------  ---------------    --------------    ---------------------
Robert Batinovich(5)(7).......................       1,406,527            7.22%                5.23%
Andrew Batinovich(7)..........................         326,112            2.91%                2.09%
Sandra L. Boyle(7)............................          46,946               *                    *
Stephen R. Saul...............................          11,025               *                    *
Daniel Levin..................................           8,000               *                    *
Patrick Foley.................................          21,773               *                    *
Richard A. Magnuson...........................           7,000               *                    *
Laura Wallace.................................           8,300               *                    *
Richard C. Blum...............................           5,000               *                    *
All directors and executive officers
  as a group (10 persons).....................       1,889,865           11.41%                8.34%

---------------
 *  less than 1.0%

(1) Certain of the officers hold or control limited partnership interests in Glenborough Partners, a California limited partnership ("Partners"), which holds an interest in Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership"), in which Glenborough holds an interest both as general partner and as limited partner. Such officers, through their interest in Partners, share indirectly, with Glenborough, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, Partners holds certain redemption rights under which its interests in the Operating Partnership could at some point be redeemed in exchange for shares of Glenborough's Common Stock; the figures shown include the respective officer's indirect beneficial interest in such shares.

(2) Assumes that all Operating Partnership Units and Glenborough's Series A Convertible Preferred Stock beneficially owned by the person, directly or indirectly, are exchanged for or converted into shares of Glenborough's Common Stock, that none of the Operating Partnership Units or Series A Convertible Preferred Stock held by other persons are so exchanged or converted, that all stock options exercisable within 60 days of the Record Date owned by the person are exercised and that no stock options held by other persons are exercised.

(3) Assumes that all Operating Partnership Units and Glenborough's Series A Convertible Preferred Stock, including those beneficially owned by the person, directly or indirectly, are exchanged for or converted into shares of Glenborough's Common Stock, that all stock options exercisable within 60 days of the Record Date owned by the person are exercised and that no stock options held by other persons are exercised.

(4) The business address of such person is 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708.

(5) Excludes (i) 2,428 shares of Glenborough's Common Stock that may be issued upon the redemption of Partners' interest in the Operating Partnership, which represents Angela Batinovich's portion of all shares of Glenborough's Common Stock that may be issued to Partners upon such redemption, (ii) 541 shares of Glenborough's Common Stock which represents Angela Batinovich's portion of all shares of Glenborough's Common Stock that is owned by Partners, (iii) 95 shares of Glenborough's Common Stock that would be acquired by a trust as to which Angela Batinovich is sole beneficiary and an independent third party is trustee, which represents such trust's portion of all shares of Glenborough's Common Stock that would be acquired by Partners upon conversion of shares of Glenborough's Series A Convertible Preferred Stock that is owned by Partners, (iv) 7,190 shares of Glenborough's Common Stock which represents such trust's portion of all shares of Glenborough's Common Stock that would be acquired by such trust upon conversion of shares of Glenborough's Series A Convertible Preferred Stock that are owned by such trust, (v) 200 shares of Glenborough's Common Stock owned by such trust, and
    (vi) 111,857 shares of the Company's Common Stock held by S.S. Rainbow, a California limited partnership ("S.S. Rainbow") in which Robert Batinovich's adult son, Andrew Batinovich, is general partner, and his daughter, Angela Batinovich, is a limited partner.

(6) Includes shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, as shown in the following table:

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Robert Batinovich...........................................       600,000
Andrew Batinovich...........................................       473,964
Sandra L. Boyle.............................................        96,121
Stephen Saul................................................        66,361
Daniel Levin................................................             0
Patrick Foley...............................................        23,000
Richard C. Blum.............................................        16,000
Richard Magnuson............................................        23,000
Laura Wallace...............................................        23,000
All directors and executive officers as a group.............     1,371,392

(7) The breakdown of the amount shown as beneficial ownership is set forth in the table below.

                                                                                    ALL DIRECTORS
                                                                                    AND EXECUTIVE
                                                ROBERT       ANDREW     SANDRA L.     OFFICERS
                                              BATINOVICH   BATINOVICH     BOYLE      AS A GROUP
                                              ----------   ----------   ---------   -------------
The number of shares of Glenborough's Common
  Stock owned directly by the officer.......  1,164,435     207,392      46,535       1,531,820
The number of shares of Glenborough's Common
  Stock that may be issued upon:
     - redemption of the officer's interest
       in the Operating Partnership.........     69,166           0           0          69,166
     - redemption of Partners' interest in
       the Operating Partnership, which
       represents the officer's portion of
       all shares of Glenborough's Common
       Stock that may be issued to Partners
       upon such redemption.................    131,027       5,440         326         137,244
The number of shares of Glenborough's Common
  Stock which represents the officer's
  portion of all shares of Glenborough's
  Common Stock that is owned by Partners....     29,176       1,211          73          30,560
Includes the indicated number of shares of
  Glenborough's Common Stock beneficially
  held by Andrew Batinovich through a family
  partnership, in which Andrew Batinovich is
  sole general partner and his sister,
  Angela Batinovich, is a limited partner...          0      56,488           0          56,488
Includes the indicated number of shares of
  Glenborough's Common Stock beneficially
  held by Angela Batinovich through a family
  partnership...............................          0      55,369           0          55,369
The number of shares of Glenborough's Common
  Stock which represents the officer's
  portion of all shares of Glenborough's
  Common Stock that would be acquired by
  Partners upon conversion of the shares of
  Glenborough's Series A Convertible
  Preferred Stock that are owned by
  Partners..................................      5,107         212          13           5,350
The number of shares of Glenborough's Common
  Stock that would be acquired by the
  officer upon conversion of shares of
  Glenborough's Series A Convertible
  Preferred Stock that are owned by the
  officer...................................      7,615           0           0           8,453

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Glenborough's directors and executive officers to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange reports of ownership and changes in ownership of Glenborough Common Stock and other equity securities of Glenborough. Directors and executive officers are required by SEC regulations to furnish Glenborough with copies of all Section 16(a) reports they file.

     To Glenborough's knowledge, based solely on review of the copies of such reports furnished to Glenborough and written representations by our directors and executive officers that no other reports were required, during 2000 all
Section 16(a) filing requirements applicable to our directors and executive officers were complied with.

                            I. ELECTION OF DIRECTORS

                             (ITEM 1 ON PROXY CARD)

     Glenborough's Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class III expire with this meeting. Each of the two nominees for Class III, if elected, will serve three years until the 2004 Annual Meeting and until a successor has been elected and qualified. The Directors in Class I will continue in office until the 2002 meeting and the Directors in Class II will continue in office until the 2003 meeting.

     The persons named in the accompanying proxy will vote your shares for the election of the nominees named below as Directors of Class III unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes. The affirmative vote of a plurality of the shares of Common Stock present or represented to vote at the Annual Meeting is necessary to elect each Class III director nominee. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

NOMINEES FOR DIRECTOR

     The following information is given with respect to the nominees for election.

  Class III -- Nominees to serve three years until 2004 Annual Meeting

     Andrew Batinovich has served as a director, President and Chief Operating Officer of Glenborough since September 1997. Previously he was director, Executive Vice President, Chief Operating Officer and Chief Financial Officer, positions he held since Glenborough became a public company on December 31, 1995. Prior to that date he served as a director of Glenborough Corporation (which merged into Glenborough), was employed by Glenborough Corporation beginning in 1983, and functioned as its Chief Operating Officer and Chief Financial Officer beginning in 1987. Mr. Batinovich is a Member of the National Advisory Council of Building Owners and Managers Association ("BOMA") International. Prior to joining Glenborough, Mr. Batinovich was a lending officer with the International Banking Group and the Corporate Real Estate Division of Security Pacific National Bank.

     Laura Wallace has served as a director of Glenborough since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985. The Public Employees Retirement System comprises 81,000 active members, 40,000 inactive members, and 23,000 benefit recipients, with an investment portfolio of $13.8 billion. Prior to joining the Public Employees Retirement System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the National Association of State Investment Officers, of which she is past chairman; served as executive board member of the National Conference of Public Employee Retirement Systems (1996-2000); has served on the Editorial Board of the Institutional Real Estate Letter; serves as guest lecturer at the University of Nevada and the Hugh O'Brian Youth Foundation.

DIRECTORS CONTINUING IN OFFICE

     The following information is given with respect to the Directors who are not nominees for election at the Annual Meeting.

  Class I -- Serving until 2002 meeting

     Richard C. Blum was elected a director of Glenborough in January 1998. Mr. Blum is Chairman and President of Richard C. Blum & Associates, Inc., which is the general partner of BLUM Capital Partners, L.P., a merchant banking and long-term strategic equity investment management firm which acts as general partner for various investment partnerships and provides investment advisory services. Mr. Blum also serves as a director of the Shaklee Corporation, URS Corporation, CB Richard Ellis Services, Inc., Northwest Airlines, Playtex Products, Inc., Korea First Bank and the CDP-Concord Egyptian Direct Investment Fund Limited. He is also a director of KFB Newbridge Advisors, Co., KFB Newbridge Control Corp. and KFB Co-Investment I. Co., as well as co-Chairman of Newbridge Capital, an investment management firm that invests in Asia and Latin America.

     Richard A. Magnuson has served as a director of Glenborough since January 11, 1996. He is an Executive Managing Director at CB Richard Ellis Investors where he is responsible for the management of their institutional private equity fund business. Before joining CB Richard Ellis Investors in 1999, Mr. Magnuson was employed by Nomura Securities International Inc., where he served as a Deputy Managing Director of their private equity group in London, England.

  Class II -- Serving until 2003 meeting

     Robert Batinovich has served as Glenborough's Chairman and Chief Executive Officer since Glenborough began operations on December 31, 1995. Mr. Batinovich also served as Glenborough's President from inception through September 1997. He also was the founder of Glenborough Corporation and certain of its affiliates, and has been engaged in real estate investment and management, and corporate finance, since 1970. He served as President, Chief Executive Officer and Chairman of Glenborough Corporation from its formation in 1978 until its consolidation and merger with Glenborough (the "Consolidation") on December 31, 1995. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last three years. Mr. Batinovich's business background includes seven years as an executive with Norris Industries, and managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

     Patrick Foley has served as director of Glenborough since January 11, 1996. He is a private business consultant, having retired in December 1999 after eleven years as Chairman and Chief Executive Officer of DHL Corporation, Inc., and its major subsidiary, DHL Airways. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation ("Hyatt") for 26 years in a variety of capacities: from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman and later Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the boards of directors of Continental Airlines, Inc., Foundation Health Systems, Inc., Del Monte Foods Company, EventSource.com and Flextronics International Ltd.

BOARD MEETINGS AND COMMITTEES

     During 2000, the Board held six meetings. The Board has two standing committees: the Audit Committee and the Compensation Committee. The Board does not presently have a separate nominating committee, the function of which is handled by the Board as a whole. All directors attended at least 75% of the meetings of the Board and Board committees on which they served during 2000.

     The Audit Committee. The Audit Committee, which consists of Laura Wallace, Richard A. Magnuson and Patrick Foley, all of whom are independent in accordance with applicable rules of the New York Stock Exchange, met three times in 2000. In addition, Laura Wallace, the Chairman of the Committee, held a number of informal meetings and discussions with representatives of the independent auditors from time to time during the year. The Audit Committee (i) reviews with Glenborough's independent accountants the annual reports received from such auditors; (ii) reviews with the independent auditors the scope of the succeeding annual audit; (iii) nominates the independent auditors to be selected each year by the Board; (iv) reviews consulting services rendered by Glenborough's independent auditors and evaluates the possible effect on the auditors' independence of performing such services; (v) ascertains the existence of adequate internal accounting and control systems; and (vi) reviews with management and Glenborough's independent auditors current and emerging accounting and financial reporting requirements and practices affecting Glenborough.

     The Compensation Committee. The Compensation Committee, which consists of Patrick Foley, Laura Wallace and Richard C. Blum, met three times in 2000. The Compensation Committee (i) reviews Glenborough's compensation philosophy and programs and determines compensation for Glenborough's executive officers; (ii) administers Glenborough's 1996 Stock Incentive Plan; (iii) takes all independent action required under the federal securities laws and the Internal Revenue Code on all matters pertaining to compensation programs and policies, including employee incentive and benefits programs; and (iv) reports to the Board concerning its actions.

     Messrs. Foley and Blum and Ms. Wallace, each of whom is an independent director, served on the Compensation Committee during 2000. No interlocking relationship presently exists between any member of the Compensation Committee and any member of the board of directors or compensation committee of any other corporation.

COMPENSATION OF DIRECTORS

     Annual retainer. Independent, non-employee directors are each paid $20,000 annually, plus $500 for each committee meeting attended, except that the chairman of each committee receives $1,000 for each meeting attended. Glenborough also reimburses these directors for travel expenses incurred in connection with their activities on Glenborough's behalf.

     Stock options. On October 24, 2000, each independent non-employee director was granted an option to purchase 10,000 shares of Glenborough Common Stock at an option price equal to 100% of the fair market value on that date. The options expire ten years from the date of grant. Thirty-three and one-third percent of the shares subject to the option become exercisable on October 24, 2003, and an additional thirty-three and one-third percent become exercisable on October 24 of each of the two succeeding years.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

  Executive Compensation Philosophy

     The Compensation Committee believes that the primary goal of Glenborough's executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough's long-term success, by rewarding the achievement of Glenborough's short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan and by recognizing individual contributions to Company performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough. The compensation of Glenborough's named executive officers in 2000 consisted of base salaries, bonuses, stock options and certain benefits.

     The Compensation Committee reviews the available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive's performance to arrive at a decision regarding compensation programs. The Compensation Committee has retained the services of an independent compensation consultant (the Compensation Consultant) to assist the Compensation Committee in its evaluation of the key elements of Glenborough's compensation program. The Compensation Consultant provides advice to the Compensation Committee with respect to competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

  2000 Executive Compensation

     For services performed in 2000, executive compensation consisted of base salary, bonuses and grants of stock options and restricted stock under the Stock Incentive Plan. The stock options vest over time.

     Base Salary and Bonuses. Base salaries and bonuses for Glenborough's executive officers (other than the Chief Executive Officer and the President and Chief Operating Officer) are determined primarily on the basis of the executive officer's responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

     Employment Agreements. On January 1, 1998, Glenborough entered into extensions of existing employment agreements with Robert Batinovich, Glenborough's Chief Executive Officer, and Andrew Batinovich, Glenborough's President and Chief Operating Officer. Pursuant to the terms of those employment agreements, Robert Batinovich receives an aggregate annual base salary of $480,000, and Andrew Batinovich receives $325,000, which was increased from $300,000 effective January 1, 1999, and to $350,000 effective January 1, 2000. Each is eligible to participate in Glenborough's employee benefit plans and executive compensation programs, including stock options. Also, under the employment agreements, each of Robert Batinovich and Andrew Batinovich is entitled to annual contingent bonuses based on the attainment of certain criteria tied to Glenborough's performance. Each agreement contained an original termination date of December 31, 2002, which may thereafter be extended in one year increments. In July of 2000, the termination date was extended to July 13, 2006, the 70th birthday of Robert Batinovich. The employment agreements also provide for certain payments of base salary, compensation and benefits upon termination without cause and upon a change of control of Glenborough.

     Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of Common Stock of Glenborough, (ii) options or stock appreciation rights ("SARs") or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer's or key employee's position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and (d) contributions and anticipated contributions to the success of Glenborough's financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough's stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards. During 2000 the Company entered into contracts with each of Robert Batinovich, Andrew Batinovich, Sandra Boyle and Dan Levin that provide supplemental retirement benefits.

  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under Glenborough's Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the

Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

  Chief Executive Officer Compensation

     Salary, Insurance and Bonus. The compensation of Robert Batinovich, Glenborough's Chief Executive Officer, for fiscal 2000 was determined pursuant to the terms of an employment agreement entered into January 1, 1996. In 2000, Mr. Batinovich received an annual base salary of $480,000 and an aggregate of approximately $24,776 in health insurance and other benefits. Mr. Batinovich was entitled to receive a bonus equal to 100% of his base salary, based on the Company's attainment of certain performance thresholds set forth in the employment agreements, but he voluntary elected not to accept the bonus.

     Long-Term Incentive Awards. Consistent with the Compensation Committee's policy with respect to long-term incentive compensation awards described above, Mr. Batinovich was granted options to purchase 50,000 shares of Common Stock, with an exercise price of $16.125 per share. He also entered into a contract that provides supplemental retirement benefits, as described above.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Patrick Foley
                                          Laura Wallace
                                          Richard C. Blum

REPORT OF AUDIT COMMITTEE

     The Audit Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report.

          We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

          We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

          Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Laura Wallace
                                          Richard Magnuson
                                          Patrick Foley

EXECUTIVE OFFICERS

     The following table sets forth certain information as of the Record Date with respect to the directors and executive officers.

                                               TERM
                NAME                   AGE    EXPIRES                 PRINCIPAL POSITION
                ----                   ---    -------                 ------------------
Robert Batinovich....................  64      2003      Chairman and Chief Executive Officer
Andrew Batinovich....................  42      2001      Director, President and Chief Operating
                                                         Officer
Sandra L. Boyle......................  52        --      Executive Vice President
Stephen R. Saul......................  47        --      Executive Vice President and Chief Financial
                                                         Officer
Frank E. Austin......................  53        --      Senior Vice President, General Counsel and
                                                         Secretary
Daniel Levin.........................  52        --      Senior Vice President, Development
Richard C. Blum......................  65      2002      Director
Patrick Foley........................  69      2003      Director
Richard A. Magnuson..................  43      2002      Director
Laura Wallace........................  47      2001      Director

     Biographical information concerning directors is set forth above under the caption "I. Election of Directors." Biographical information concerning the executive officers is set forth below.

     Sandra L. Boyle has served as Executive Vice President of Glenborough since September 1997, prior to which she served as Senior Vice President of Glenborough since it began operations on December 31, 1995. Ms. Boyle has been associated with Glenborough Corporation or its affiliated entities since 1984. She was originally responsible for residential marketing. Her responsibilities were gradually expanded to include residential leasing and management in 1985, and commercial leasing and management in 1987. She was elected Vice President of Glenborough Corporation in 1989. She currently supervises asset management, property management and management information services for Glenborough. Ms. Boyle holds a California real estate broker's license and a CPM designation, is a past President of BOMA San Francisco, and is a member of the National Advisory and Finance Committee of BOMA International, and the Board of Directors of BOMA San Francisco and BOMA California.

     Stephen R. Saul has served as Vice President of Glenborough since May 1996 and became Glenborough's Executive Vice President and Chief Financial Officer in September 1997. He has served as Manager of Real Estate Finance since joining Glenborough Corporation in April 1995. From 1991 to 1995, Mr. Saul served as President of KSA Financial Corporation, a company which was based in Sacramento, California and which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and an M.B.A. from Harvard University.

     Frank E. Austin has served as Senior Vice President, General Counsel and Secretary of Glenborough since Glenborough began operations on December 31, 1995. Mr. Austin also served as a Vice President of Glenborough Corporation from 1985 until the completion of the Consolidation. He is a member of the State Bar of California. Prior to joining Glenborough, Mr. Austin served for three years as committee counsel in the California State Senate, three years with the law firm of Neumiller & Beardslee, and four years at State Savings and Loan Association and American Savings and Loan Association.

     Daniel Levin serves as Senior Vice President-Development of Glenborough. For the ten years prior to joining Glenborough in March 1998, Mr. Levin had managed his own real estate development company, which he had formed after eight years as an Operating Partner at Lincoln Property Company. His previous experience includes investment and lending activities with a private investment firm in Palo Alto and Citibank. Mr. Levin is a past President of the San Mateo County Council of the Boy Scouts of America and the San

Mateo County Economic Development Association. He has a B.A. from Harvard University and an M.B.A. from the University of Chicago.

TRANSACTIONS WITH RELATED PARTIES

     On October 26, 2000, the Company acquired by merger Glenborough Corporation ("GC"). The merger was approved unanimously by the independent members of the Company's Board of Directors, with Robert Batinovich and Andrew Batinovich abstaining. In approving the merger, the Board considered, among other things, a fairness opinion ("Fairness Opinion") issued by the investment banking firm of Duff & Phelps, LLC, which concluded that the transaction was fair to the Company from a financial point of view; a letter issued by Morrison & Foerster LLP, the Company's legal counsel, which concluded that approval of the transaction complied with the Company's procedural guidelines for approval of interested party transactions; and a letter issued by Arthur Andersen LLP, which concluded that the merger was consistent with the intent of the REIT Modernization Act enacted by Congress in 2000 and would allow the assets of GC to be used in pursuit of new business activities and purchase of new business assets on a tax efficient basis.

     Prior to the merger, GC's issued and outstanding capital stock was owned as follows: 47,500 shares of preferred stock were owned by the Company; 517 shares of common stock were owned by each of Sandra L. Boyle and Frank E. Austin, each of whom is an executive officers of the Company; and 1,466 shares of common stock were owned in aggregate by persons who are neither directors nor executive officers of the Company, nor owners of more than 5% of the Company's voting securities, nor members of the immediate family thereof. Prior to the merger, one of GC's assets was an 0.5% co-general partner interest in a private partnership in which Robert Batinovich was the other co-general partner. Glenborough's Board believed it was preferable for Glenborough not to acquire the general partner interest because of its associated potential liabilities and the lack of any perceived equity value in the interest. Accordingly, prior to the merger, GC transferred the interest to Robert Batinovich. In the Fairness Opinion, the transferred interest was valued at $152,000, all of which was attributable to management fees because no equity value was attributed to the assets of the partnership. In the merger, the Company issued a total of 162,162 shares of its common stock in exchange for all of the common stock of GC, based on an exchange ratio of 64.8648 shares of the Common Stock of the Company for each share of common stock of GC; Sandra L. Boyle and Frank E. Austin each received 33,535 shares of the Company, valued at $620,398 based on an imputed per share value of $18.50. On the date the merger closed, the closing price of the Company's common stock in trading on the New York Stock Exchange was $15.875 per share.

SUMMARY COMPENSATION TABLE

     The following table reflects all compensation received by those persons who were, as of December 31, 2000, the chief executive officer and the four other most highly compensated executive officers of Glenborough (collectively, the Named Officers).

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION          LONG TERM COMPENSATION
                                      --------------------   ----------------------------------
                                                                                  SECURITIES       ALL OTHER
          NAME AND                                           RESTRICTED STOCK     UNDERLYING        COMPEN-
     PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)     AWARD(S)($)      OPTIONS/SARS(#)   SATION($)(4)
     ------------------        ----   ---------   --------   ----------------   ---------------   ------------
Robert Batinovich............  2000    480,000         --             --             50,000(1)       24,776
  Chairman and                 1999    480,000         --             --            150,000(2)       26,085
  Chief Executive Officer      1998    480,000    480,000             --            800,000(5)       25,401
Andrew Batinovich............  2000    325,000    308,000             --            100,000(1)       12,496
  Director, President and      1999    325,000         --             --            150,000(2)       12,724
  Chief Operating Officer      1998    300,000    300,000             --            380,000(6)       12,705
Sandra L. Boyle..............  2000    230,000     75,000             --                 --          14,528
  Executive Vice               1999    230,000     92,000        200,063(7)          50,000(2)       15,892
  President                    1998    220,000    104,500             --             35,000(3)       14,201
Stephen R. Saul..............  2000    200,000     75,000             --                 --          12,443
  Executive Vice President     1999    200,000     75,000        125,039(8)          50,000(2)       12,683
  and Chief Financial Officer  1998    175,000     42,750             --             35,000(3)       12,405
Daniel Levin.................  2000    208,000     80,000             --             50,000(1)       12,128
  Senior Vice President        1999    208,000     83,000             --             30,000(2)       12,382
                               1998    157,000     71,250             --             85,000(9)       60,405

---------------
(1) Represents stock options granted in December 2000 at an exercise price of $16.125

(2) Represents stock options granted in November 1999 at an exercise price of $12.00.

(3) Represents stock options granted in October 1998 at an exercise price of $21.625.

(4) Amounts shown comprise the components as shown in the following table:

                                                                       CONTRIBUTIONS BY
                                  HEALTH AND LIFE INSURANCE         GLENBOROUGH TO DEFINED        RELOCATION
                                PREMIUMS PAID BY GLENBOROUGH     CONTRIBUTION RETIREMENT PLAN     ALLOWANCE
                                -----------------------------    -----------------------------    ----------
                                 1998       1999       2000       1998       1999       2000         1998
                                -------    -------    -------    -------    -------    -------    ----------
Robert Batinovich.............  17,401     18,085     16,776      8,000      8,000      8,000            0
Andrew Batinovich.............   4,705      4,724      4,496      8,000      8,000      8,000            0
Sandra L. Boyle...............   5,145      5,492      4,128      8,000      8,000      8,000            0
Stephen R. Saul...............   4,405      4,683      4,443      8,000      8,000      8,000            0
Daniel Levin..................   2,405      4,382      4,128      8,000      8,000      8,000       50,000

(5) Comprises stock options granted in October 1998, as follows: 100,000 options at an exercise price of $21.625; 233,333 options at an exercise price of $27.03; 233,333 options at an exercise price of $32.44; and 233,334 options at an exercise price of $37.84.

(6) Comprises stock options granted in October 1998, as follows: 80,000 options at an exercise price of $21.625; 100,000 options at an exercise price of $27.03; 100,000 options at an exercise price of $32.44; and 100,000 options at an exercise price of $37.84.

(7) Represents the fair market value of 11,000 shares of restricted stock on the date of grant (May 18, 1999), based upon the closing price of Glenborough's Common Stock of $18.1875 on that date. Dividends are paid on the restricted stock. Ten percent of the restricted stock vests one year after grant and an additional ten percent vests each year thereafter. At December 31, 2000, the officer held a total of 16,000 shares of restricted stock with an aggregate fair market value of $278,000, based on the closing price of Glenborough's Common Stock of $17.375 per share.

(8) Represents the fair market value of 6,875 shares of restricted stock on the date of grant (May 18, 1999), based upon the closing price of Glenborough's Common Stock of $18.1875 on that date. At Decem-ber 31, 2000, the aggregate fair market value of the restricted stock was $119,453, based on the closing price of Glenborough's Common Stock of $17.375 per share. Dividends are paid on the restricted stock. Ten percent of the restricted stock vests one year after grant and an additional ten percent vests each year thereafter.

(9) Comprises (i) 28,000 incentive stock options granted in March 1998 at an exercise price of $28.375, and (ii) 57,000 stock options as follows: 47,000 options granted in March 1998 at an exercise price of $28.375, of which 15,000 were re-priced at $21.625 in October 1998, and 10,000 options granted in October 1998 at an exercise price of $21.625.

OPTION GRANTS

     The following table summarizes options granted during fiscal 2000 to the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL OPTION GRANTS                       POTENTIAL REALIZABLE
                       --------------------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                  NUMBER OF      % OF TOTAL                              RATES OF STOCK PRICE
                                  SECURITIES    OPTIONS/SARS   EXERCISE                 APPRECIATION FOR OPTION
                                  UNDERLYING     GRANTED TO    PRICE PER                        TERM(1)
                        GRANT    OPTIONS/SARS   EMPLOYEES IN     SHARE     EXPIRATION   -----------------------
        NAME            DATE      GRANTED(2)    FISCAL YEAR     ($/SH)        DATE        5%($)        10%($)
        ----           -------   ------------   ------------   ---------   ----------   ----------   ----------
Robert Batinovich....  12/6/00      50,000          10.6%       $16.125     10/24/10      507,046    1,284,955
Andrew Batinovich....  12/6/00     100,000          21.3%       $16.125     10/24/10    1,014,093    2,569,910
Sandra L. Boyle......       NA          NA            NA             NA           NA           NA           NA
Stephen R. Saul......       NA          NA            NA             NA           NA           NA           NA
Daniel Levin.........  12/6/00      50,000          10.6%       $16.125     10/24/10      507,046    1,284,955

---------------
(1) Potential realizable value is determined by applying an amount equal to the fair market value on the date of grant to the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of the period and multiplying the remaining number by the number of shares subject to the option. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. The amounts reflected in this table do not represent our estimate or projections of Glenborough's future stock prices.

(2) Reflects options that have a ten year term.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The Named Officers did not exercise any options in 2000. The following table summarizes the value of outstanding options at December 31, 2000, for the Named Officers.

                             YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                 OPTIONS AT YEAR-END                AT YEAR-END(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Robert Batinovich..........................    150,000         850,000         $62,500        $806,250
Andrew Batinovich..........................    393,964         486,036         633,165         891,836
Sandra L. Boyle............................     46,621         113,379         110,725         336,150
Stephen R. Saul............................     50,000          85,000          95,000         268,750
Daniel Levin...............................          0         105,000               0         223,750

---------------
(1) Based on the closing price of Glenborough's Common Stock as reported on the New York Stock Exchange on December 31, 2000 of $17.375 per share, minus the applicable exercise prices per share, multiplied by the number of shares underlying the options.

RETIREMENT AGREEMENTS

     In 2000 the Company entered into contracts with each of Robert Batinovich, Andrew Batinovich, Sandra Boyle and Dan Levin that provide supplemental retirement benefits. Except as described below, all of the contracts provide an annual benefit equal to 3% of the executive's highest average base salary and bonus for 3 out of the last 10 years of employment with the Company (high 3), multiplied by the employee's number of years of service with the Company, with the annual annuity benefit not to exceed 100% of such high 3 (66% in the case of Robert Batinovich). The benefits are not subject to any deduction for Social security or other offset amounts. The supplemental retirement benefits fully vest upon a change of control. Robert Batinovich's benefits vest immediately. For other executives, if an executive is over age 50 at the time his or her contract is entered into, the benefit vests at the rate of 20% a year (10% if the executive is under age 50). Benefits under each of the contracts commence at the later of age 65 or 5 years of participation under the contract. If benefits commence after age 65, they will be increased using an interest rate of 6% per year between age 65 and the date benefits commence. Benefits are payable for the executive's life with a 50% survivor annuity payable to his or her surviving spouse for life, except that Robert Batinovich's benefits are payable in the form of a life annuity with a 10 year certain feature. Mr. Levin's contract also provides for a minimum benefit of $150,000 a year with 8 year vesting at 12.5% a year. Robert Batinovich has 22 years of service. Andrew Batinovich has 18 years of service. Sandra Boyle has 17 years of service. Daniel Levin has 2 years of service.

     The table below shows the estimated annual benefits payable upon age 65 retirement:

          HIGH-3 YEAR                                   YEARS OF SERVICE
            SALARY &              -------------------------------------------------------------
             BONUS                   5       10       15       20       25       30       35
--------------------------------  -------  -------  -------  -------  -------  -------  -------
250,000.........................   37,500   75,000  112,500  150,000  187,500  225,000  250,000
300,000.........................   45,000   90,000  135,000  180,000  225,000  270,000  300,000
350,000.........................   52,500  105,000  157,500  210,000  262,500  315,000  350,000
400,000.........................   60,000  120,000  180,000  240,000  300,000  360,000  400,000
450,000.........................   67,500  135,000  202,500  270,000  337,500  405,000  450,000
500,000.........................   75,000  150,000  225,000  300,000  375,000  450,000  500,000
550,000.........................   82,500  165,000  247,500  330,000  412,500  495,000  550,000
600,000.........................   90,000  180,000  270,000  360,000  450,000  540,000  600,000
650,000.........................   97,500  195,000  292,500  390,000  487,500  585,000  650,000
700,000.........................  105,000  210,000  315,000  420,000  525,000  630,000  700,000

PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative total stockholder return for Glenborough's Common Stock (GLB) from January 1, 1996 through December 31, 2000 to: (i) the cumulative total return on the Russell 2000 Index (Russell 2000), and (ii) the following five other real estate investment trusts selected by Glenborough which Glenborough believes are comparable in size and engaged in activities similar to those of Glenborough (the Custom Peer Group): Colonial Properties Trust, Cousins Properties Incorporated, Vornado Realty Trust, Highwoods Properties, Inc. and Brandywine Realty Trust. The graph assumes that the value of the investment in Glenborough's common stock was $100 at January 31, 1996 and that all dividends were reinvested.

                            TOTAL RETURN PERFORMANCE
GRAPH

                                                           GLB                 RUSSELL 2000 INDEX           CUSTOM PEER GROUP
                                                           ---                 ------------------           -----------------
Jan-96                                                   100.00                      100.00                      100.00
Jan-97                                                   143.11                      116.68                      138.94
Jan-98                                                   255.02                      142.63                      216.63
Jan-99                                                   190.99                      139.44                      172.75
Jan-00                                                   139.43                      169.21                      178.60
Jan-01                                                   199.92                      164.27                      153.79

Sources: Bloomberg and FactSet Research Systems, Inc.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     Robert Batinovich, Glenborough's Chairman and Chief Executive Officer, is the father of Andrew Batinovich, Glenborough's director, President and Chief Operating Officer. There are no other family relationships among any directors and executive officers of Glenborough.

INDEPENDENT AUDITORS

  General

     Arthur Andersen LLP served as Glenborough's independent public accountants for 2000, and the Board has selected Arthur Andersen LLP to serve as independent auditors of Glenborough for the fiscal year ending December 31, 2001. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders.

     During the fiscal year ending December 31, 2000, Arthur Andersen LLP also rendered certain non-audit services to Glenborough, and Glenborough's Audit Committee has concluded that the provision of such non-audit services is consistent with Arthur Andersen LLP maintaining its independence as Glenborough's independent auditor.

  Fees

     The amounts of the aggregate fees billed by Arthur Andersen LLP for services rendered during the fiscal year ended December 31, 2000 were as follows:

    - Audit Fees:                          $  203,000

    - Financial Information Systems
      Design and Implementation Fees:      $   70,346

    - All other Fees:                      $1,310,000

                  II. OTHER MATTERS TO COME BEFORE THE MEETING

     No other matters are intended to be brought before the meeting by Glenborough nor does Glenborough know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP GLENBOROUGH AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                          By Order of the Board of Directors

                                          Robert Batinovich
                                          Chairman and Chief Executive Officer

San Mateo, California
April 6, 2001

                                                   APPENDIX A TO PROXY STATEMENT

                                  GLENBOROUGH
                           REALTY TRUST INCORPORATED

                           2000 FINANCIAL INFORMATION

                                     INDEX

                                                              PAGE
                                                              ----
Selected Financial Data.....................................   A-2
Funds from Operations.......................................   A-4
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-6
Report of Independent Public Accountants....................  A-15
  Consolidated Balance Sheets...............................  A-16
  Consolidated Statements of Income.........................  A-17
  Consolidated Statements of Stockholders Equity............  A-18
  Consolidated Statements of Cash Flows.....................  A-19
  Notes to Consolidated Financial Statements................  A-20

                            SELECTED FINANCIAL DATA

     Set forth below is selected financial data for the Company. Consolidated balance sheet and operating data is presented as of and for each of the five years ending December 31, 2000.

     This selected financial data should be read in conjunction with the financial statements of the Company, including the notes thereto, included in
Item 14.

                                                                 2000         1999         1998        1997       1996
                                                              ----------   ----------   ----------   --------   --------
OPERATING DATA:
Rental revenue..............................................  $  242,582   $  255,339   $  227,956   $ 61,393   $ 17,943
Fees and reimbursements.....................................       3,713        3,312        2,802        719        311
Interest and other income...................................       8,311        6,404        4,607      1,802      1,080
Equity in earnings of Associated Companies..................       1,455        1,222        1,314      2,743      1,598
Equity in loss of unconsolidated operating joint ventures...        (386)        (310)          --         --         --
Total revenue...............................................     277,170      274,980      241,475     68,148     21,253
Property operating expenses.................................      82,906       88,037       74,079     18,958      5,266
General and administrative..................................      13,353        9,688       11,038      3,319      1,393
Interest expense............................................      63,281       64,782       53,289      9,668      3,913
Depreciation and amortization...............................      59,490       58,295       50,194     14,873      4,575
Income (loss) from operations before minority interest and
  extraordinary item........................................      48,936       52,949       48,552     21,330     (1,131)
Net income (loss) allocable to common shareholders(1).......      18,156       28,006       23,982     19,368     (1,609)
Diluted amounts per common share(2):
  Net income (loss) before extraordinary item...............  $     0.85   $     0.86   $     0.79   $   1.09   $  (0.21)
  Net income (loss).........................................        0.62         0.89         0.75       1.05      (0.24)
  Distributions(3)..........................................        1.68         1.68         1.68       1.38       1.22
BALANCE SHEET DATA:
Rental properties, gross....................................  $1,208,566   $1,756,061   $1,825,308   $866,431   $190,729
Accumulated depreciation....................................    (115,061)    (114,170)     (82,869)   (41,213)   (28,784)
                                                              ----------   ----------   ----------   --------   --------
Rental properties, net......................................   1,093,505    1,641,891    1,742,439    825,218    161,945
Investments in development..................................      86,286       38,773       35,131      7,251         --
Investments in operating joint ventures.....................       9,119        5,679           --         --         --
Mortgage loans receivable...................................      37,250       37,582       42,420      3,692      9,905
Total assets................................................   1,371,158    1,794,604    1,879,016    865,774    185,520
Total debt..................................................     606,677      897,358      922,097    228,299     75,891
Stockholders' equity........................................     668,856      784,334      828,533    580,123     97,600
OTHER DATA:
EBIDA(4)....................................................  $  159,416   $  168,242   $  151,562   $ 44,380   $ 14,273
Cash flow provided by (used for):
  Operating activities......................................      88,129       92,913       76,421     24,359      4,702
  Investing activities......................................     354,250       82,561     (613,840)  (569,242)   (61,833)
  Financing activities......................................    (346,666)    (173,349)     536,706    548,598    (53,899)
FFO(5)......................................................      71,860       84,047       79,920     36,087     11,491
CAD(6)......................................................      51,756       66,576       68,357     32,335     10,497
Debt to total market capitalization(7)......................        43.9%        54.7%        47.5%      18.5%      29.5%

---------------
(1) Net income (loss) allocable to common shareholders includes certain non-recurring items described in (4) below.

(2) Diluted amounts include the effects of all classes of securities outstanding at year-end, including units of Operating Partnership interests and options to purchase stock of the Company.

(3) Historical distributions per common share for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 consist of distributions declared for the periods then ended.

(4) EBIDA is computed as income (loss) before minority interests and extraordinary items plus interest expense, depreciation and amortization, gains (losses) on disposal of properties and loss provisions. In 1996, consolidation and litigation costs were also added back to net income to determine EBIDA. The

    Company believes that in addition to net income and cash flows, EBIDA is a useful measure of the financial performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund all of the Company's cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. Further, EBIDA as disclosed by other REITs may not be comparable to the Company's calculation of EBIDA. The following table reconciles net income (loss) of the Company to EBIDA for the periods presented (in thousands):

                                           FOR THE YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------
                                  2000        1999        1998       1997       1996
                                --------    --------    --------    -------    -------
Net income (loss).............  $ 38,869    $ 50,286    $ 44,602    $19,368    $(1,609)
Extraordinary item............     7,910        (984)      1,400        843        186
Minority interest.............     2,157       3,647       2,550      1,119        292
Interest expense..............    63,281      64,782      53,289      9,668      3,913
Depreciation and
  amortization................    59,490      58,295      50,194     14,873      4,575
Net (gain) loss on sales of
  real estate assets..........   (21,495)     (9,013)     (4,796)    (1,491)      (321)
Loss on sale of mortgage loan
  receivable..................        --       1,229          --         --         --
Loss on interest rate
  protection agreement........        --          --       4,323         --         --
Consolidation and litigation
  costs.......................        --          --          --         --      7,237
Loss provisions...............     9,204          --          --         --         --
                                --------    --------    --------    -------    -------
EBIDA.........................  $159,416    $168,242    $151,562    $44,380    $14,273
                                ========    ========    ========    =======    =======

(5) In October 1999, the Board of Governors of NAREIT issued 'White Paper on FFO-October 1999' to clarify its definition of Funds from Operations ("FFO"). The clarification is effective January 1, 2000 and requires restatement for all periods presented in financial statements or tables. FFO, as clarified by NAREIT, represents "net income excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis." The Company is reporting using the clarified definition for all periods presented. The Company believes that FFO is a widely used measure of the financial performance of equity REITs which provides a relevant basis for comparison among other REITs. Together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(6) Cash available for distribution ("CAD") represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs. CAD should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of the Company's financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs. Further, CAD as disclosed by other REITs may not be comparable to the Company's calculation of CAD.

(7) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock and convertible units, based upon the closing prices of the Common Stock of $17.375, $13.375, $20.375, $29.625 and $17.625 on December
    31, 2000, 1999, 1998, 1997 and 1996, respectively, plus the liquidation value of the Company's outstanding Preferred Stock based on the liquidation preference per share of $25.00 on December 31, 2000, 1999 and 1998.

                             FUNDS FROM OPERATIONS

     In October 1999, the Board of Governors of NAREIT issued 'White Paper on FFO-October 1999' to clarify its definition of Funds from Operations ("FFO"). The clarification is effective January 1, 2000 and requires restatement for all periods presented in financial statements or tables. FFO, as clarified by NAREIT, represents "net income excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis." The Company is reporting using the clarified definition for all periods presented. The Company believes that FFO is a widely used measure of the financial performance of equity REITs which provides a relevant basis for comparison among other REITs. Together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

     Cash available for distribution ("CAD") represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs. CAD should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of the Company's financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs. Further, CAD as disclosed by other REITs may not be comparable to the Company's calculation of CAD.

     The following table sets forth the Company's calculation of FFO and CAD for the three months ended March 31, June 30, September 30 and December 31, 2000 and the year ended December 31, 2000 (dollars in thousands):

                                   MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,   YEAR TO DATE
                                     2000          2000           2000            2000           2000
                                  -----------   -----------   -------------   ------------   ------------
Income from operations before
  minority interest,
  extraordinary items and
  preferred dividends...........  $     8,823   $     8,766    $    15,773    $    15,574    $    48,936
Depreciation and amortization...       14,915        14,871         14,167         14,575         58,528
Preferred dividends.............       (5,488)       (5,443)        (4,891)        (4,891)       (20,713)
Net (gain) loss on sales of real
  estate assets.................          695         2,347         (4,694)       (19,843)       (21,495)
Gain on sale of land............           --            --             --            712            712
Provision for impairment of real
  estate assets.................           --            --             --          4,800          4,800
Adjustment to reflect FFO of
  unconsolidated JV's(2)........          190           264            250            248            952
Adjustment to reflect FFO of
  Associated Companies(1).......          164            22           (191)           145            140
                                  -----------   -----------    -----------    -----------    -----------
FFO(4)..........................  $    19,299   $    20,827    $    20,414    $    11,320    $    71,860
                                  ===========   ===========    ===========    ===========    ===========
Amortization of deferred
  financing fees................          639           610            597            658          2,504
Capital reserve
  (surplus)/deficit.............           --            --             --             --             --
Capital expenditures............       (4,989)       (6,319)        (5,471)        (5,829)       (22,608)
                                  -----------   -----------    -----------    -----------    -----------
CAD.............................  $    14,949   $    15,118    $    15,540    $     6,149    $    51,756
                                  ===========   ===========    ===========    ===========    ===========
Distributions per share(3)......  $      0.42   $      0.42    $      0.42    $      0.42    $      1.68
                                  ===========   ===========    ===========    ===========    ===========
Diluted weighted average common
  shares outstanding............   34,096,464    33,111,493     32,636,164     32,337,449     33,023,802
                                  ===========   ===========    ===========    ===========    ===========

---------------
(1) Reflects the adjustments to FFO required to reflect the FFO of the Associated Companies allocable to the Company. The Company's investments in the Associated Companies are accounted for using the equity method of accounting.

(2) Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated joint ventures allocable to the Company. The Company's investments in the joint ventures are accounted for using the equity method of accounting.

(3) The distributions for the three months ended December 31, 2000, were paid on January 16, 2001.

(4) In accordance with NAREIT's 'White Paper on FFO-October 1999' as discussed above, FFO includes a $406 gain from the sale of an incidental parcel of land by the Associated Company in June 2000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the selected financial data in Item 6 and the Consolidated Financial Statements of the Company, including the notes thereto, included in Item 14.

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999.

     Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 2000 and 1999.

                     RESULTS OF OPERATIONS BY PROPERTY TYPE
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                 (IN THOUSANDS)

                                                              MULTI-    HOTEL AND   PROPERTY   ELIMINATING    TOTAL
                             OFFICE    INDUSTRIAL   RETAIL    FAMILY      OTHER      TOTAL      ENTRY(1)     REPORTED
                            --------   ----------   -------   -------   ---------   --------   -----------   --------
2000
Rental Revenue............  $126,198    $37,874     $ 8,265   $69,427    $  818     $242,582     $    --     $242,582
Operating Expenses........    46,556      9,113       2,675    31,910       229       90,483      (7,577)      82,906
Net Operating Income......    79,642     28,761       5,590    37,517       589      152,099       7,577      159,676
         Percentage of
           Total NOI......      52.3%      18.9%        3.7%     24.7%      0.4%       100.0%
1999
Rental Revenue............  $131,032    $43,569     $11,182   $68,144    $1,412     $255,339     $    --     $255,339
Operating Expenses........    49,732     11,737       3,640    30,570       420       96,099      (8,062)      88,037
Net Operating Income......    81,300     31,832       7,542    37,574       992      159,240       8,062      167,302
         Percentage of
           Total NOI......      51.1%      20.0%        4.7%     23.6%      0.6%       100.0%

---------------
(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

     Rental Revenue. Rental revenue decreased $12,757,000, or 5%, to $242,582,000 for the year ended December 31, 2000, from $255,339,000 for the year ended December 31, 1999. The decrease consisted of declines in revenue from the office, industrial, retail and hotel Properties of $4,834,000, $5,695,000, $2,917,000 and $594,000, respectively, due to the 1999 and 2000 sales of 20 office Properties, 30 industrial Properties, eight retail Properties and three hotel Properties. These decreases were slightly offset by an increase in revenue from the multifamily Properties of $1,283,000 which is primarily due to the acquisition of two multifamily Properties since September 30, 1999, and overall increases in occupancy. The Company sold its Multifamily Portfolio on December 29, 2000.

     Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to the Company under property and asset management agreements with the Managed Partnerships. This revenue increased $401,000, or 12%, to $3,713,000 for the year ended December 31, 2000, from $3,312,000 for the year ended December 31, 1999. The change is primarily due to transaction fees received from an affiliate in the second quarter of 2000. In addition, due to the merger of the Company and GC (as discussed above), the Company received property management fees and asset management fees directly from the Rancon Partnerships in the fourth quarter of 2000. These increases are partially offset by lower property and asset management fees from the Managed Partnerships due to sales of the managed properties.

     Interest and Other Income. Interest and other income increased $1,907,000 or 30%, to $8,311,000 for the year ended December 31, 2000, from $6,404,000 for the year ended December 31, 1999. The increase is primarily due to interest income earned upon the payoff of loans made to three development projects sold by a development alliance in the second and third quarters of 2000, offset by decreases in interest earned on notes receivable that were paid off.

     Equity in Earnings of Associated Companies. Equity in earnings of Associated Companies increased $233,000, or 19%, to $1,455,000 for the year ended December 31, 2000, from $1,222,000 for the year ended December 31, 1999. The increase is primarily due to income tax savings recognized upon the merger of the Company and GC in the fourth quarter of 2000. This increase is also due to the discontinued operations of GHG which had a loss in 1999.

     Equity in Loss of Unconsolidated Operating Joint Ventures. Equity in loss of unconsolidated operating joint ventures increased $76,000 to an equity in loss of $386,000 for the year ended December 31, 2000, from an equity in loss of $310,000 for the year ended December 31, 1999. This increased loss is due to a decrease in the capitalization of interest expense and property taxes, recognition of depreciation expense and payment of operating expenses by a joint venture upon the completion of a development project in 2000.

     Net Gain on Sale of Real Estate Assets. The net gain on sale of real estate assets of $21,495,000 during the year ended December 31, 2000, resulted from the sale of ten office Properties, 12 industrial Properties, 36 multifamily Properties, five retail Properties and one hotel Property. The net gain on sale of real estate assets of $9,013,000 during the year ended December 31, 1999, resulted from the sale of ten office Properties, 18 industrial Properties, three retail Properties, one multifamily Property, two hotel Properties and a small interest in a REIT.

     Property Operating Expenses. Property operating expenses decreased $5,131,000, or 6%, to $82,906,000 for the year ended December 31, 2000, from
$88,037,000 for the year ended December 31, 1999. This decrease corresponds to the 5% decrease in rental revenues resulting from the sale of Properties.

     General and Administrative Expenses. General and administrative expenses increased $3,665,000, or 38%, to $13,353,000 for the year ended December 31, 2000, from $9,688,000 for the year ended December 31, 1999. The increase is primarily due to one-time costs associated with the adoption of supplemental retirement agreements for certain of the Company's executive officers. The initial funding of $3,300,000 was funded from the gain on sale of the multifamily portfolio.

     Depreciation and Amortization. Depreciation and amortization increased $1,195,000, or 2%, to $59,490,000 for the year ended December 31, 2000, from
$58,295,000 for the year ended December 31, 1999. The net increase was due to depreciation of the 1999 and 2000 acquisitions of real estate and fixed asset additions, offset by the 1999 and 2000 dispositions of real estate.

     Interest Expense. Interest expense decreased $1,501,000, or 2%, to $63,281,000 for the year ended December 31, 2000, from $64,782,000 for the year ended December 31, 1999. This decrease is primarily due to retirement of the Senior Notes, paydowns on the Credit Facility and payoffs of loans in connection with property sales as discussed below.

     Loss on Sale of Mortgage Loan Receivable. During 1999, a note secured by an office property in Phoenix, Arizona was sold to a third-party at a discount of $1,229,000. The proceeds of the sale were invested in the repurchase of preferred stock.

     Provision for Impairment of Real Estate Assets. During 2000, a loss provision in the amount of $4,800,000 was recorded to provide for a decrease in the estimated fair market value of a 418,458 square foot office Property located in Memphis, Tennessee. In addition to a softening in the Memphis office market, the Company was notified by Federal Express, a major tenant occupying 121,218 square feet, or 29%, of this Property, of its plans not to renew their lease upon expiration in September 2001.

     Provision for Impairment of Non-Real Estate Assets. During 2000, in connection with the Company's decision to sell its Multifamily Portfolio, the Company recorded an impairment charge of approximately $4.4 million relating to the writeoff of certain corporate office fixed assets.

     Net Gain (Loss) on Early Extinguishment of Debt. Net loss on early extinguishment of debt of $7,910,000 during the year ended December 31, 2000, consists primarily of prepayment penalties and writeoff of unamortized loan fees of $7,360,000 related to the payoff of debt in connection with the sale of the Company's Multifamily Portfolio in the fourth quarter of 2000. In addition, the net loss includes $931,000 of gains on retirement of Senior Notes at a discount, offset by the related writeoff of unamortized loan fees in the amount of $1,481,000. Net gain on early extinguishment of debt of $984,000 during the year ended December 31, 1999, consists of $3,115,000 of net gains on retirement of Senior Notes at a discount, offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the writeoff of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financings and upon the sale of the properties securing the loans.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED DECEMBER 31, 1998.

     Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 1999 and 1998.

                     RESULTS OF OPERATIONS BY PROPERTY TYPE
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                 (IN THOUSANDS)

                                                              MULTI-    HOTEL AND   PROPERTY   ELIMINATING    TOTAL
                             OFFICE    INDUSTRIAL   RETAIL    FAMILY      OTHER      TOTAL      ENTRY(1)     REPORTED
                            --------   ----------   -------   -------   ---------   --------   -----------   --------
1999
Rental Revenue............  $131,032    $43,569     $11,182   $68,144    $1,412     $255,339     $    --     $255,339
Operating Expenses........    49,732     11,737       3,640    30,570       420       96,099      (8,062)      88,037
Net Operating Income......    81,300     31,832       7,542    37,574       992      159,240       8,062      167,302
         Percentage of
           Total NOI......      51.1%      20.0%        4.7%     23.6%      0.6%       100.0%
1998
Rental Revenue............  $128,748    $42,089     $12,072   $40,865    $4,182     $227,956     $    --     $227,956
Operating Expenses........    47,975     11,307       3,840    17,235       967       81,324      (7,245)      74,079
Net Operating Income......    80,773     30,782       8,232    23,630     3,215      146,632       7,245      153,877
         Percentage of
           Total NOI......      55.1%      21.0%        5.6%     16.1%      2.2%       100.0%

---------------
(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

     Rental Revenue. Rental revenue increased $27,383,000, or 12%, to $255,339,000 for the year ended December 31, 1999, from $227,956,000 for the year ended December 31, 1998. The increase included growth in revenue from the office, industrial, and multifamily Properties of $2,284,000, $1,480,000 and $27,279,000, respectively, which was primarily due to the 1998 and 1999 acquisitions of properties. These increases were partially offset by decreases in revenue from the retail and hotel Properties of $890,000 and $2,770,000, respectively, due to the 1998 and 1999 sales of three retail and five hotel properties.

     Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to the Company under property and asset management agreements with the Managed Partnerships. This revenue increased $510,000, or 18%, to $3,312,000 for the year ended December 31, 1999, from $2,802,000 for the year ended December 31, 1998. The change consisted primarily of increased transaction fees from GC, which were generated from the disposition of a property and development fees paid by an affiliated entity, and fees earned for the management of two properties in which the Company owns a 10% interest. These management fees did not occur in 1998.

     Interest and Other Income. Interest and other income increased $1,487,000 or 32%, to $6,094,000 for the year ended December 31, 1999, from $4,607,000 for the year ended December 31, 1998. The increase primarily consisted of interest income on a mortgage loan receivable secured by land located in Aurora, Colorado which originated on June 30, 1998, and interest earned on lender impound accounts and invested cash balances.

     Equity in Earnings of Associated Companies. Equity in earnings of Associated Companies decreased $92,000, or 7%, to $1,222,000 for the year ended December 31, 1999, from $1,314,000 for the year ended December 31, 1998. The decrease was primarily due to a decrease in earnings from GC resulting from a provision to reduce the carrying value of management contracts with certain of the Managed Partnerships. This decrease was also due to a decrease in earnings from GHG resulting from the cancellation of GHG's hotel leases with the Company.

     Net Gain on Sales of Real Estate Assets and Repayment of Notes
Receivable. The net gain on sale of real estate assets of $9,013,000 during the year ended December 31, 1999, resulted from the sale of ten office Properties, 18 industrial Properties, three retail Properties, one multifamily Property, two hotel Properties and a small interest in a REIT. The net gain on sales of real estate assets and repayment of notes receivable of $4,796,000 during the year ended December 31, 1998, resulted from the sales of one office property, six industrial properties, one multifamily property and three hotel properties from the Company's portfolio.

     Property Operating Expenses. Property operating expenses increased $13,958,000, or 19%, to $88,037,000 for the year ended December 31, 1999, from
$74,079,000 for the year ended December 31, 1998. This increase represented increases in property operating expenses attributable to the 1998 and 1999 acquisitions offset by decreases in property operating expenses due to the 1998 and 1999 sales of properties.

     General and Administrative Expenses. General and administrative expenses decreased $1,350,000, or 12%, to $9,688,000 for the year ended December 31, 1999, from $11,038,000 for the year ended December 31, 1998. The decrease was primarily due to a reduction in staff and overhead expenses in response to a decrease in acquisition and marketing activities since mid-1998 and a reduction in the number of properties owned. As a percentage of rental revenue, general and administrative expenses decreased from 4.8% for the year ended December 31, 1998 to 3.8% for the year ended December 31, 1999.

     Depreciation and Amortization. Depreciation and amortization increased $8,101,000, or 16%, to $58,295,000 for the year ended December 31, 1999, from
$50,194,000 for the year ended December 31, 1998. The increase was primarily due to depreciation and amortization associated with the 1998 and 1999 acquisitions.

     Interest Expense. Interest expense increased $11,493,000, or 22%, to $64,782,000 for the year ended December 31, 1999, from $53,289,000 for the year ended December 31, 1998. Substantially all of the increase was the result of higher average borrowings during the year ended December 31, 1999, as compared to the year ended December 31, 1998, due to new debt and the assumption of debt related to the 1998 and 1999 acquisitions.

     Loss on Sale of Mortgage Loan Receivable. During 1999, a note secured by an office property in Phoenix, Arizona was sold to a third-party at a discount of $1,229,000. The proceeds of the sale were invested in the repurchase of preferred stock.

     Net Gain (Loss) on Early Extinguishment of Debt. Net gain on early extinguishment of debt of $984,000 during the year ended December 31, 1999, consisted of $3,115,000 of net gains on retirement of Senior Notes at a discount, offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the writeoff of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of the properties securing the loans. Net loss on early extinguishment of debt of $1,400,000 during the year ended December 31, 1998, consisted of prepayment penalties and the writeoff of unamortized loan fees upon the early payoff of debt. Various loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of one of the hotels.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows

     For the year ended December 31, 2000, cash provided by operating activities decreased by $4,784,000 to $88,129,000 as compared to $92,913,000 in 1999. The decrease is primarily due to a decrease in net income (before depreciation and amortization, minority interest, net gain on sales of real estate assets and other non-recurring gains and losses) of $6,856,000 due to the 1999 and 2000 sales of real estate assets, offset by a decrease in cash used for other assets and liabilities. Cash from investing activities increased by $271,689,000 to $354,250,000 for the year ended December 31, 2000, as compared to $82,561,000 in 1999. The change is primarily due to increased property dispositions from 1999 to 2000. During the year ended December 31, 2000, the Company disposed of 65 properties as compared to 34 properties in 1999. Included in the 2000 dispositions is the sale of the Multifamily Portfolio from which the Company received approximately $93 million of net cash proceeds which are included in cash on the Company's consolidated balance sheet as of December 31, 2000. In addition, cash used for investments in development increased significantly during the year ended December 31, 2000 as compared to the same period in 1999. Cash used for financing activities increased by $173,317,000 to $346,666,000 of cash used for financing activities for the year ended December 31, 2000, as compared to $173,349,000 of cash used for financing activities for the same period in 1999. This change was primarily due to an increase in cash used for repayment of debt and repurchases of common and preferred stock.

     The Company expects to meet its short-term liquidity requirements generally through its working capital, its Credit Facility (as defined below) and cash generated by operations. The Company believes that its cash generated by operations will be adequate to meet operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the Credit Facility provides for working capital advances. However, there can be no assurance that the Company's results of operations will not fluctuate in the future and at times affect (i) its ability to meet its operating requirements and (ii) the amount of its distributions.

     The Company's principal sources of funding for acquisitions, development, expansion and renovation of properties and stock repurchases include the unsecured Credit Facility, permanent secured debt financing, public and private equity and debt issuances, the issuance of partnership units in the Operating Partnership, proceeds from property sales and cash flow provided by operations.

  Investments in Development

     The Company is currently involved in a number of alliances for the development of approximately 418,000 square feet of commercial properties and 1,146 multifamily units in California, Colorado and Texas. The alliances grant the Company certain rights to purchase the properties upon completion of development over the next five years. As of December 31, 2000, the Company had invested approximately $20.5 million in these alliances and had acquired properties from these alliances for approximately $52 million.

     The Company is also independently developing approximately 346,000 square feet of commercial properties in New Jersey and Massachusetts which are 46% pre-leased. As of December 31, 2000, the Company had invested approximately $18.4 million in these projects.

     In 2000, the Company formed a new joint venture with the Pauls Corporation ("Pauls"), Glenborough Pauls Development LLC (the "Development LLC"). The Company and Pauls each own an equal 50% interest in the Development LLC. The Company accounts for its investment in the Development LLC using the equity method. In the fourth quarter of 2000, the Development LLC acquired two sites:
(i) a 33 acre parcel located in Redwood City, California, with a development potential of 400,000 square feet of office space and approximately 500 residential units, surrounding an existing marina, on which the Development LLC plans to pursue a significant mixed-use waterfront development and (ii) a 2.3-acre mixed-use development site in Millbrae, California, at the new hub of the BART and CalTrain regional transportation systems near the San Francisco International Airport. This site has potential for a 300,000 square-foot mixed-use development. As of December 31, 2000, the Company had advanced approximately $13.4 million to this joint venture and had provided guarantees on $21.6 million of joint venture debt.

     In the fourth quarter of 2000, the Company acquired a 255,185 square foot fully leased industrial property located on 13.6 acres in Burlingame, California. When the existing leases at this property expire in 2002, the Company anticipates major redevelopment in which some or all of the existing industrial space will be converted to office space. Approximately $20 million of the total acquisition cost of $43.5 million was classified as investment in development on the Company's consolidated balance sheet as of December 31, 2000.

  Investments in Operating Joint Ventures

     In the first quarter of 2000, the Company formed a limited liability company (the "LLC") with an independent third party and contributed its interest in the office property known as 2000 Corporate Ridge, located in McLean, Virginia. The Company now has a 10% interest in the LLC and the LLC agreement provides for, among other things, a 3% annual management fee to the Company for property management services, certain asset management fees and certain additional distributions in excess of its 10% interest, if available, upon the ultimate sale of the property by the LLC. The book value of this 10% interest is approximately $3.8 million and is included in Investments in Operating Joint Ventures on the Company's consolidated balance sheet as of December 31, 2000. The Company accounts for its interest in the LLC using the equity method.

  Mortgage Loans Receivable

     Mortgage loans receivable decreased from $37,582,000 at December 31, 1999, to $37,250,000 at December 31, 2000. This decrease was due to the payoff of a $1,141,000 loan made by the Company to the buyer of one of the hotel Properties offset by accrued interest on a loan made by the Company under a development alliance.

  Secured and Unsecured Financing

     Mortgage loans payable decreased from $701,715,000 at December 31, 1999, to $450,624,000 at December 31, 2000. This decrease resulted from the assumption of mortgage loans by the buyers of the Company's Properties of $120,517,000, the payoff of approximately $241,308,000 of mortgage loans in connection with 2000 sales of Properties, and scheduled principal payments of approximately $8,831,000. This decrease is partially offset by $119,565,000 of new mortgage loans in connection with acquisitions, a refinance, the construction of a property in Bedminster, New Jersey and the expansion of a property in Indianapolis, Indiana (see below for further discussion).

     In the fourth quarter of 2000, the Company obtained a $28 million loan related to the acquisition of a 255,185 square foot industrial property located in Burlingame, California. The new loan has a maturity date of November 28, 2003 and bears interest at the floating rate of LIBOR plus 2.50%. The interest rate on this loan at December 31, 2000 was 9.06%.

     In the third quarter of 2000, the Company refinanced the loan on the first phase of a multifamily property located in Carrollton, Texas, in connection with the acquisition of the second phase of this property. The loan includes both phases which increased the loan balance from $14.1 million to $26.6 million. The new loan has a maturity date of September 30, 2001 and bears interest at the floating rate of LIBOR plus 2.25%. The interest rate on this loan at December 31, 2000 was 8.81%.

     In the second quarter of 2000, the Company obtained an $18 million construction loan to refinance a 264,000 square foot industrial property located in Indianapolis, Indiana, and to provide funds to build an approximate 83,000 square foot expansion to this property. Approximately $16.1 million was outstanding at December 31, 2000. The loan has a maturity date of June 15, 2002 and bears interest at the floating rate of LIBOR plus 2.50%. The interest rate on this loan at December 31, 2000 was 9.06%.

     In the first quarter of 2000, the Company obtained a $10.5 million construction loan to build an 80,000 square foot office property in Bedminster, New Jersey. Approximately $8.5 million was outstanding at December 31, 2000. The loan has a maturity date of November 12, 2001 and bears interest at the floating rate of LIBOR plus 2.50%. The interest rate on this loan at December 31, 2000 was 9.06%.

     In the first quarter of 2000, the Company formed a limited liability company (the "LLC") with an independent third party and contributed its interest in the office property known as 2000 Corporate Ridge, located in McLean, Virginia. Consideration received for this contribution included $14.7 million in cash and the assumption of a $20.6 million mortgage by the LLC.

     In the first quarter of 2000, related to the acquisition of an industrial property from one of the Company's development alliances, the Company assumed a $4.3 million secured loan. This loan has a maturity date of April 1, 2001 (with one 6-month extension option) and bears interest at the floating rate of LIBOR plus 1.55%. The interest rate on this loan at December 31, 2000 was 8.11%.

     During the first two quarters of 2000, the Company retired the remaining $91.2 million of unsecured Senior Notes at a discount. As a result of these retirements and the related writeoff of unamortized loan fees, a net loss on early extinguishment of debt of $550,000 was recognized by the Company in the consolidated statement of income for the year ended December 31, 2000.

     In December 2000, related to the sale of the Company's Multifamily Portfolio, approximately $257.4 of the Company's mortgage loans (including the Secured Financing discussed below) were paid off or assumed by the buyer. In connection with the payoffs and assumptions, the Company recognized a net loss on early extinguishment of debt of $7,360,000 which consisted of prepayment penalties and writeoff of unamortized loan fees. This loss is included in the net loss on early extinguishment of debt in the Company's consolidated statement of income for the year ended December 31, 2000. In addition, on January 2, 2001, approximately $70 million of the proceeds from the sale were used to paydown the Company's Credit Facility (discussed below) and an unsecured term loan.

     In August 1999, the Company closed a $97.6 million secured financing with a commercial bank ("Secured Financing"). In August 2000, the Company expanded the Secured Financing by $50.2 million and used the proceeds to payoff a $52 million note which matured on September 1, 2000. In connection with the Secured Financing, the Company entered into two separate interest rate cap agreements to hedge increases in interest rates above a specified level. The agreements were for terms concurrent with the Secured Financing instrument, were indexed to the 90-day LIBOR rate, and were for a notional amount equal to the maximum amount available on the Secured Financing loan. The Company paid premiums totaling approximately $517,000 at the inception of the cap agreements, which were being amortized as additional interest expense over the life of the agreement. As discussed above, in December 2000, in connection with the sale of the Company's Multifamily Portfolio, the Secured Financing was paid off and the remaining unamortized premiums were written off. This amount is included in the net loss on early extinguishment of debt in the Company's consolidated statement of income for the year ended December 31, 2000.

     The Company has an unsecured line of credit provided by a group of commercial banks (the "Credit Facility"). Outstanding borrowings under the Credit Facility decreased from $70,628,000 at December 31, 1999, to $31,053,000 at December 31, 2000. The decrease was due to draws of $154,194,000 for acquisitions, stock repurchases, and retirement of the Company's Series A Senior Notes, offset by pay downs of $193,769,000 generated from proceeds from the sales of Properties and cash from operations. In February 2000, the maturity date on the Credit Facility was extended from December 2000 to June 2002. The Credit Facility requires, among other things, the Company to be in compliance with certain financial covenants and ratios. Management believes the Company is in compliance at December 31, 2000.

     At December 31, 2000, the Company's total indebtedness included fixed-rate debt of $342,043,000 and floating-rate indebtedness of $264,634,000. Approximately 54% of the Company's total assets, comprising 59 properties, is encumbered by debt at December 31, 2000.

     It is the Company's policy to manage its exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent possible. At December 31, 2000, approximately 44% of the Company's outstanding debt, including amounts borrowed under the Credit Facility, was subject to variable rates. The Company may, from time to time, enter into interest rate protection agreements intended to hedge the cost of new borrowings that are reasonably assured of completion. It is not the Company's policy to engage in hedging activities for previously outstanding debt instruments or for speculative purposes. At December 31, 2000, the Company was not a party to any open interest rate protection agreements.

  Equity and Debt Offerings

     In January 1999, the Operating Partnership and the Company filed a shelf registration statement with the SEC (the "January 1999 Shelf Registration Statement") to register $300 million of debt securities of the Operating Partnership and to carry forward the remaining $801.2 million in equity securities of the Company from a November 1997 shelf registration statement (declared effective by the SEC on December 18, 1997). The January 1999 Shelf Registration Statement was declared effective by the SEC on January 25, 1999. Therefore, the Operating Partnership and the Company have the capacity pursuant to the January 1999 Shelf Registration Statement to issue up to $300 million in debt securities and $801.2 million in equity securities, respectively. The Company currently has no plans to issue equity or debt under these shelf registrations.

  Stock Repurchases

     In 1999, the Company's Board of Directors authorized the Company to repurchase up to 6.2 million shares of its outstanding Common Stock. This represented approximately 20% of the Company's total outstanding Common Stock. Such purchases will be made from time to time in the open market or otherwise and the timing will depend on market conditions and other factors. As of December 31, 2000, 6,086,816 common shares, representing approximately 98% of the expanded repurchase authorization, have been repurchased at approximately $101,195,000. In addition, during 1999, the Company announced that its Board of Directors had approved an expansion of the stock repurchase program to include preferred stock as well as common stock. The Company is authorized to repurchase up to 15% of its preferred stock, or 1,725,000 shares. As of December 31, 2000, 1,402,200 preferred shares, representing approximately 81% of the repurchase authorization, have been repurchased at approximately $21,037,000.

INFLATION

     Substantially all of the leases at the industrial and retail Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. Leases at the multifamily properties generally provide for an initial term of one month or one year and allow for rent adjustments at the time of renewal. Leases at the office Properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. All of these provisions may permit the Company to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce the Company's exposure to the adverse effects of inflation.

FORWARD LOOKING STATEMENTS; FACTORS THAT MAY AFFECT OPERATING RESULTS

     This Report on Form 10-K contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, hopes, intentions, beliefs and strategies regarding the future. Forward looking statements include statements regarding potential acquisitions, the anticipated performance of future acquisitions, recently completed acquisitions and existing properties, and statements regarding the Company's financing activities. All forward looking statements included in this document are based on information available to the Company on the date hereof. It is important to note that the Company's actual results could differ materially from those stated or implied in such forward looking statements. A more detailed discussion of factors that could cause actual results to differ materially are set forth in the Company's reports filed with the Securities and Exchange Commission.

QUALITATIVE AND QUANTITATIVE INFORMATION ABOUT MARKET RISK

  Interest Rates

     The Company's primary market risk exposure is to changes in interest rates obtainable on its secured and unsecured borrowings. The Company does not believe that changes in market interest rates will have a material impact on the performance or fair value of its mortgage loan receivable.

     It is the Company's policy to manage its exposure to fluctuations in market interest rates for its borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In order to maximize financial flexibility when selling properties and minimize potential prepayment penalties on fixed rate loans, the Company has also entered into variable rate debt arrangements. Approximately 44% and 28% of the Company's outstanding debt, including amounts borrowed under the Credit Facility, were subject to variable rates at December 31, 2000 and 1999, respectively. In addition, the average interest rate on the Company's debt increased from 7.16% at December 31, 1999 to 7.62% at December 31, 2000. The Company reviews interest rate exposure in the portfolio continually in an effort to minimize the risk of interest rate fluctuations. The Company does not have any other material market-sensitive financial instruments. It is not the Company's policy to engage in hedging activities for previously outstanding debt instruments or for speculative or trading purposes.

     The Company may enter into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where management believes the risk of adverse changes in market rates is significant. Under a forward interest rate agreement, if the referenced interest rate increases, the Company is entitled to a receipt in settlement of the agreement that economically would offset the higher financing cost of the debt issued. If the referenced interest rate decreases, the Company makes payment in settlement of the agreement, creating an expense that economically would offset the reduced financing cost of the debt issued. At December 31, 2000, the Company was not a party to any forward interest rate or similar agreements.

     The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

                                             EXPECTED MATURITY DATE
                          ------------------------------------------------------------                FAIR
                           2001       2002      2003      2004     2005     THEREAFTER    TOTAL      VALUE
                          -------   --------   -------   ------   -------   ----------   --------   --------
                                                 (IN THOUSANDS)
Secured Fixed...........  $10,355   $ 11,747   $35,088   $8,520   $27,473    $248,860    $342,043   $342,043
Average interest rate...     7.91%      7.50%     7.67%    7.18%     7.40%       6.64%       6.89%
Secured Variable........  $64,498   $ 16,083   $28,000   $   --   $    --    $     --    $108,581   $108,581
Average interest rate...     8.90%      9.06%     9.06%      --        --          --        8.96%
Unsecured Variable......  $    --   $156,053   $    --   $   --   $    --    $     --    $156,053   $156,053
Average interest rate...       --       8.29%       --       --        --          --        8.29%

     The Company believes that the interest rates given in the table for fixed rate borrowings approximate the rates the Company could currently obtain for instruments of similar terms and maturities and that the fair values of such instruments approximate carrying value at December 31, 2000.

     A change of 1/8% in the index rate to which the Company's variable rate debt is tied would change the annual interest incurred by the Company by $331,000, based upon the balances outstanding on variable rate instruments at December 31, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
GLENBOROUGH REALTY TRUST INCORPORATED:

     We have audited the accompanying consolidated balance sheets of GLENBOROUGH REALTY TRUST INCORPORATED (a Maryland corporation) and subsidiaries, as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GLENBOROUGH REALTY TRUST INCORPORATED and subsidiaries, as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
March 15, 2001

                     GLENBOROUGH REALTY TRUST INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2000 AND 1999
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                 2000          1999
                                                              ----------    ----------
Assets:
  Rental properties, gross..................................  $1,208,566    $1,756,061
  Accumulated depreciation..................................    (115,061)     (114,170)
                                                              ----------    ----------
  Rental properties, net....................................   1,093,505     1,641,891
  Investments in Development................................      86,286        38,773
  Investments in Operating Joint Ventures...................       9,119         5,679
  Mortgage loans receivable.................................      37,250        37,582
  Investment in Associated Company..........................          --         9,404
  Cash and cash equivalents.................................     102,195         6,482
  Other assets..............................................      42,803        54,793
                                                              ----------    ----------
          Total Assets......................................  $1,371,158    $1,794,604
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage loans............................................  $  450,624    $  701,715
  Unsecured term debt.......................................     125,000       125,015
  Unsecured bank line.......................................      31,053        70,628
  Other liabilities.........................................      26,871        30,625
                                                              ----------    ----------
          Total liabilities.................................     633,548       927,983
                                                              ----------    ----------
Commitments and contingencies (Note 15).....................          --            --
Minority interest...........................................      68,754        82,287
Stockholders' Equity:
  Common stock, 26,981,770 and 30,820,646 shares issued and
     outstanding at December 31, 2000 and 1999,
     respectively...........................................          27            31
  Preferred stock, 10,097,800 and 11,330,000 shares issued
     and outstanding at December 31, 2000 and 1999,
     respectively...........................................          10            11
  Additional paid-in capital................................     763,974       846,693
  Deferred compensation.....................................      (1,143)         (613)
  Retained earnings (deficit)...............................     (94,012)      (61,788)
                                                              ----------    ----------
          Total stockholders' equity........................     668,856       784,334
                                                              ----------    ----------
          Total Liabilities and Stockholders' Equity........  $1,371,158    $1,794,604
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                         2000           1999           1998
                                                      -----------    -----------    -----------
REVENUE
  Rental revenue....................................  $   242,582    $   255,339    $   227,956
  Fees and reimbursements from affiliates...........        3,713          3,312          2,802
  Interest and other income.........................        8,311          6,404          4,607
  Equity in earnings of Associated Company..........        1,455          1,222          1,314
  Equity in losses of unconsolidated operating joint
     ventures.......................................         (386)          (310)            --
  Net gain on sales of real estate assets and
     repayment of notes receivable..................       21,495          9,013          4,796
                                                      -----------    -----------    -----------
          Total revenue.............................      277,170        274,980        241,475
                                                      -----------    -----------    -----------
EXPENSES
  Property operating expenses.......................       82,906         88,037         74,079
  General and administrative........................       13,353          9,688         11,038
  Depreciation and amortization.....................       59,490         58,295         50,194
  Interest expense..................................       63,281         64,782         53,289
  Provision for impairment of real estate assets....        4,800             --             --
  Provision for impairment of non-real estate
     assets.........................................        4,404             --             --
  Loss on sale of mortgage loan receivable..........           --          1,229             --
  Loss on interest rate protection agreement........           --             --          4,323
                                                      -----------    -----------    -----------
          Total expenses............................      228,234        222,031        192,923
                                                      -----------    -----------    -----------
Income from operations before minority interest and
  extraordinary item................................       48,936         52,949         48,552
Minority interest...................................       (2,157)        (3,647)        (2,550)
                                                      -----------    -----------    -----------
Net income before extraordinary item................       46,779         49,302         46,002
Extraordinary item:
  Net (loss) gain on early extinguishment of debt...       (7,910)           984         (1,400)
                                                      -----------    -----------    -----------
Net income..........................................       38,869         50,286         44,602
Preferred dividends.................................      (20,713)       (22,280)       (20,620)
                                                      -----------    -----------    -----------
Net income available to Common Stockholders.........  $    18,156    $    28,006    $    23,982
                                                      ===========    ===========    ===========
Basic Per Share Data:
  Net income before extraordinary item..............  $      0.89    $      0.86    $      0.80
  Extraordinary item................................        (0.27)          0.03          (0.04)
                                                      -----------    -----------    -----------
Net income available to Common Stockholders.........  $      0.62    $      0.89    $      0.76
                                                      ===========    ===========    ===========
Basic weighted average shares outstanding...........   29,295,250     31,346,568     31,661,810
                                                      ===========    ===========    ===========
Diluted Per Share Data:
  Net income before extraordinary item..............  $      0.85    $      0.86    $      0.79
  Extraordinary item................................        (0.23)          0.03          (0.04)
                                                      -----------    -----------    -----------
Net income available to Common Stockholders.........  $      0.62    $      0.89    $      0.75
                                                      ===========    ===========    ===========
Diluted weighted average shares outstanding.........   33,023,802     35,522,627     35,576,210
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements

                     GLENBOROUGH REALTY TRUST INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                       COMMON STOCK       PREFERRED STOCK     ADDITIONAL                  RETAINED
                                    ------------------   ------------------    PAID-IN       DEFERRED     EARNINGS
                                    SHARES   PAR VALUE   SHARES   PAR VALUE    CAPITAL     COMPENSATION   (DEFICIT)    TOTAL
                                    ------   ---------   ------   ---------   ----------   ------------   ---------   --------
BALANCE AT DECEMBER 31, 1997......  31,547      $31          --      $--       $593,702      $  (210)     $(13,400)   $580,123
Issuance of preferred stock, net
  of offering costs of $12,813....      --       --      11,500       11        274,676           --            --     274,687
Issuance of common stock related
  to acquisitions.................     136        1          --       --          3,389           --            --       3,390
Exercise of stock options.........      22       --          --       --            344           --            --         344
Conversion of Operating
  Partnership units into common
  stock...........................      52       --          --       --             --           --            --          --
Amortization of deferred
  compensation....................      --       --          --       --             --           91            --          91
Issuance of common stock to
  directors.......................       2       --          --       --             62          (62)           --          --
Unrealized loss on marketable
  securities......................      --       --          --       --             --           --           (34)        (34)
Adjustment to fair value of
  minority interest...............      --       --          --       --         (6,481)          --            --      (6,481)
Dividends.........................      --       --          --       --             --           --       (68,189)    (68,189)
Net income........................      --       --          --       --             --           --        44,602      44,602
                                    ------      ---      ------      ---       --------      -------      --------    --------
BALANCE AT DECEMBER 31, 1998......  31,759       32      11,500       11        865,692         (181)      (37,021)    828,533
                                    ------      ---      ------      ---       --------      -------      --------    --------
Exercise of stock options.........      85       --          --       --          1,275           --            --       1,275
Conversion of Operating
  Partnership units into common
  stock...........................     607        1          --       --          8,821           --            --       8,822
Issuance of common stock to
  directors.......................      30       --          --       --            550         (550)           --          --
Common and preferred stock
  repurchases.....................  (1,660)      (2)       (170)      --        (29,645)          --            --     (29,647)
Amortization of deferred
  compensation....................      --       --          --       --             --          118            --         118
Unrealized gain on marketable
  securities......................      --       --          --       --             --           --            34          34
Dividends.........................      --       --          --       --             --           --       (75,087)    (75,087)
Net income........................      --       --          --       --             --           --        50,286      50,286
                                    ------      ---      ------      ---       --------      -------      --------    --------
BALANCE AT DECEMBER 31, 1999......  30,821       31      11,330       11        846,693         (613)      (61,788)    784,334
                                    ------      ---      ------      ---       --------      -------      --------    --------
Exercise of stock options.........      54       --          --       --            686           --            --         686
Conversion of Operating
  Partnership units into common
  stock...........................     335       --          --       --          5,915           --            --       5,915
Issuance of common stock related
  to merger of the Company and
  GC..............................     162       --          --       --          2,615           --            --       2,615
Issuance of common stock to
  officers........................      40       --          --       --            645         (645)           --          --
Common and preferred stock
  repurchases.....................  (4,430)      (4)     (1,232)      (1)       (92,580)          --            --     (92,585)
Amortization of deferred
  compensation....................      --       --          --       --             --          115            --         115
Dividends.........................      --       --          --       --             --           --       (71,093)    (71,093)
Net income........................      --       --          --       --             --           --        38,869      38,869
                                    ------      ---      ------      ---       --------      -------      --------    --------
BALANCE AT DECEMBER 31, 2000......  26,982      $27      10,098      $10       $763,974      $(1,143)     $(94,012)   $668,856
                                    ======      ===      ======      ===       ========      =======      ========    ========

  The accompanying notes are an integral part of these consolidated financial statements

                     GLENBOROUGH REALTY TRUST INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000         1999         1998
                                                              ---------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  38,869    $  50,286    $ 44,602
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     59,490       58,295      50,194
    Amortization of loan fees, included in interest
      expense...............................................      2,504        2,035       1,563
    Minority interest in income from operations.............      2,157        3,647       2,550
    Equity in earnings of Associated Company................     (1,455)      (1,222)     (1,314)
    Equity in losses of unconsolidated operating joint
      ventures..............................................        386          310          --
    Loss on sale of mortgage loan receivable................         --        1,229          --
    Net gain on sales of real estate assets.................    (21,495)      (9,013)     (4,796)
    Net loss (gain) on early extinguishment of debt.........      7,910         (984)      1,400
    Provision for impairment of real estate assets..........      4,800           --          --
    Provision for impairment of non-real estate assets......      4,404           --          --
    Amortization of deferred compensation...................        115          118          91
    Changes in certain assets and liabilities, net..........     (9,556)     (11,788)    (17,869)
                                                              ---------    ---------    --------
        Net cash provided by operating activities...........     88,129       92,913      76,421
                                                              ---------    ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from sales of real estate assets.............    468,432      144,846      73,339
  Additions to real estate assets...........................    (73,080)     (51,824)   (626,161)
  Deposits on prospective acquisitions......................     (2,273)          --          --
  Investments in development................................    (48,029)      (9,606)    (25,745)
  Investments in operating joint ventures...................     (3,845)      (5,989)         --
  Distributions from operating joint ventures...............        535           --          --
  Additions to mortgage loans receivable....................     (3,550)      (2,936)    (39,613)
  Principal payments from mortgage loans receivable.........      3,882        6,545         885
  Repayment of notes receivable.............................      3,040           --          --
  Payments from affiliates..................................        200          900          --
  Contribution to Associated Company........................        (25)          --          --
  Distributions from Associated Company.....................      1,258          625       3,455
  Merger of Associated Company and the Company..............      7,705           --          --
                                                              ---------    ---------    --------
        Net cash provided by (used for) investing
          activities........................................    354,250       82,561    (613,840)
                                                              ---------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................................    310,360      342,348     846,618
  Repayment of borrowings...................................   (485,336)    (403,162)   (511,696)
  Prepayment penalties on repayment of borrowings...........     (2,708)      (2,026)         --
  Distributions to minority interest holders................     (5,990)      (7,050)     (5,058)
  Dividends to stockholders.................................    (71,093)     (75,087)    (68,189)
  Exercise of stock options.................................        686        1,275         344
  Repurchases of common stock...............................    (74,066)     (27,129)         --
  Repurchases of preferred stock............................    (18,519)      (2,518)         --
  Proceeds from issuance of stock, net of offering costs....         --           --     274,687
                                                              ---------    ---------    --------
        Net cash (used for) provided by financing
          activities........................................   (346,666)    (173,349)    536,706
                                                              ---------    ---------    --------
Net increase (decrease) in cash and cash equivalents........     95,713        2,125        (713)
Cash and cash equivalents at beginning of year..............      6,482        4,357       5,070
                                                              ---------    ---------    --------
Cash and cash equivalents at end of year....................  $ 102,195    $   6,482    $  4,357
                                                              =========    =========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest (net of capitalized interest of
    $3,777, $2,675 and $1,108 in 2000, 1999 and 1998,
    respectively)...........................................  $  62,645    $  63,316    $ 46,608
                                                              =========    =========    ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Assumption of first trust deed notes payable in
    acquisition of real estate..............................  $   4,300    $  39,275    $358,876
                                                              =========    =========    ========
  Buyer's assumption of first trust deed notes payable in
    disposition of real estate..............................  $ 120,517    $      --    $     --
                                                              =========    =========    ========
  Acquisition of real estate through issuance of shares of
    common stock and Operating Partnership units............  $      --    $      --    $ 52,621
                                                              =========    =========    ========
  Conversion of Operating Partnership units into common
    stock, at current market value of common stock..........  $   5,915    $   8,822    $     --
                                                              =========    =========    ========
  Redemption of Operating Partnership units.................  $   2,586    $      --    $     --
                                                              =========    =========    ========
  Issuance of Common Stock in merger of Associated Company
    and the Company.........................................  $   2,615    $      --    $     --
                                                              =========    =========    ========

  The accompanying notes are an integral part of these consolidated financial statements

                     GLENBOROUGH REALTY TRUST INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

     Glenborough Realty Trust Incorporated (the "Company") was incorporated in the State of Maryland on August 26, 1994. On December 31, 1995, the Company completed a consolidation (the "Consolidation") in which Glenborough Corporation, a California corporation, and eight public limited partnerships (the "Partnerships"), collectively, the "GRT Predecessor Entities", merged with and into the Company. The Company has elected to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The common and preferred stock of the Company (the "Common Stock" and the "Preferred Stock", respectively) are listed on the New York Stock Exchange ("NYSE") under the trading symbols "GLB" and "GLB Pr A", respectively.

     As of December 31, 2000, 26,981,770 shares of Common Stock and 10,097,800 shares of Preferred Stock were issued and outstanding. Common and preferred shares authorized are 188,000,000 and 12,000,000, respectively. Under the Company's Common and Preferred Stock repurchase authorizations which were approved by the Company's Board of Directors in 1999, 6,086,816 shares of Common Stock and 1,402,200 shares of Preferred Stock have been repurchased as of December 31, 2000.

     The Company's Preferred Stock is convertible at any time at the option of the holder thereof into shares of Common Stock at an initial conversion price of $32.83 per share of Common Stock (equivalent to a conversion rate of 0.7615 shares of Common Stock for each share of Series A Convertible Preferred Stock), subject to adjustment in certain circumstances. Except in certain instances relating to the preservation of the Company's status as a REIT, the 7 3/4% Series A Convertible Preferred Stock is not redeemable prior to January 16, 2003. On and after January 16, 2003, the Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, initially at 103.88% of the liquidation preference per share, and thereafter at prices declining to 100% of the liquidation preference on and after January 16, 2008, plus in each case accumulated, accrued and unpaid dividends, if any, to the redemption date.

     To maintain the Company's qualification as a REIT, no more than 50% of the value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company's Articles of Incorporation provide for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

     The Company, through its majority owned subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company's major consolidated subsidiary, in which it holds a 1% general partner interest and a 88.76% limited partner interest at December 31, 2000, is Glenborough Properties, L.P. (the "Operating Partnership"). Each of the holders of the remaining interests in the Operating Partnership ("OP Units") has the option to redeem its OP Units and to receive, at the option of the Company, in exchange for each OP Unit, either (i) one share of common stock of the Company, or (ii) cash equal to the fair market value of one share of common stock of the Company. As of December 31, 2000, the Operating Partnership, directly and through the subsidiaries in which it and the Company own 100% of the ownership interests, controls a portfolio of 85 real estate projects.

     Prior to October 2000, the Operating Partnership held 100% of the non-voting preferred stock of Glenborough Corporation ("GC" or the "Associated Company"). GC was the general partner of several real estate limited partnerships and provided asset and property management services for these partnerships (the "Managed Partnerships"). It also provided partnership administration, asset management, property management and development services to a group of unaffiliated partnerships, which include three public partnerships sponsored by Rancon Financial Corporation, an unaffiliated corporation which has real estate assets in the Inland Empire region of Southern California (the "Rancon Partnerships").

     Effective October 24, 2000, GC merged with the Company. In the merger, the Company received the net assets of GC, including the contract to manage the Rancon Partnerships, in exchange for its preferred stock of

                     GLENBOROUGH REALTY TRUST INCORPORATED

GC. In addition, the Company redeemed GC's OP units and issued shares of common stock to GC's common stock holders.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2000 and 1999, and the consolidated results of operations and cash flows of the Company and its subsidiaries for the years ended December 31, 2000, 1999 and 1998. All significant intercompany transactions, receivables and payables have been eliminated in consolidation.

RECLASSIFICATION

     Certain prior year balances have been reclassified to conform with the current year presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, with early adoption permitted. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133" was issued which, among other things, deferred the final implementation to fiscal years beginning after June 15, 2000. SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and specifically requires all derivatives to be recorded on the balance sheet at fair value. Upon implementation, this pronouncement will not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     Staff Accounting Bulletin (SAB) No. 100, "Restructuring and Impairment Charges" was issued in November 1999. SAB 100 provides guidance on applying generally accepted accounting principles to restructuring and impairment charges in financial statements. The Company has adopted SAB 100 as required and believes that SAB 100 did not have a material impact on the Company's consolidated financial position, results of operations and financial statement presentation.

     Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition" was issued in December 1999. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company has adopted SAB 101 as required and believes that SAB 101 did not have a material impact on the Company's consolidated financial position, results of operations and financial statement presentation.

RENTAL PROPERTIES

     Rental properties are stated at cost, net of accumulated depreciation, unless circumstances indicate that cost, net of accumulated depreciation, cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Estimated fair value: (i) is based upon the Company's plans for the continued

                     GLENBOROUGH REALTY TRUST INCORPORATED
operation of each property; and (ii) is computed using estimated sales price, as determined by prevailing market values for comparable properties and/or the use of capitalization rates multiplied by annualized net operating income based upon the age, construction and use of the building. The fulfillment of the Company's plans related to each of its properties is dependent upon, among other things, the presence of economic conditions which will enable the Company to continue to hold and operate the properties prior to their eventual sale. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company's properties could be materially different than current expectations.

     Depreciation is provided using the straight line method over the useful lives of the respective assets. The useful lives are as follows:

Buildings and Improvements..................  10 to 40 years
Tenant Improvements.........................  Term of the related lease
Furniture and Equipment.....................  5 to 7 years

INVESTMENTS IN DEVELOPMENT

     The Company, through mezzanine loans and equity contributions, invests in various development alliances with projects currently under development. The interest on advances and other direct project costs incurred by the Company are capitalized to the investments during the period in which the projects are under development. See Note 4 for further discussion.

INVESTMENTS IN OPERATING JOINT VENTURES

     The Company's investments in operating joint ventures are accounted for using the equity method. See Note 5 for further discussion.

MORTGAGE LOANS RECEIVABLE

     The Company monitors the recoverability of its mortgage loans receivable through ongoing contact with the borrowers to ensure timely receipt of interest and principal payments, and where appropriate, obtains financial information concerning the operation of the properties. Interest on mortgage loans is recognized as revenue as it accrues during the period the loan is outstanding. The mortgage loans receivable will be evaluated for impairment if it becomes evident that the borrower is unable to meet its debt service obligations in a timely manner and cannot satisfy its payments using sources other than the operations of the property securing the loan. If it is concluded that such circumstances exist, then such loan will be considered to be impaired and its recorded amount will be reduced to the estimated fair value of the collateral securing it. Interest income will also cease to accrue under such circumstances. Due to uncertainties inherent in the valuation process, it is reasonably possible that the amount ultimately realized from the Company's collection on these receivables will be different than the recorded amounts.

INVESTMENT IN ASSOCIATED COMPANY

     Prior to the October 2000 merger as discussed in Note 1, the Company's Investment in Associated Company was accounted for using the equity method. See
Note 7 for further discussion.

CASH EQUIVALENTS

     The Company considers short-term investments (including certificates of deposit) with a maturity of three months or less at the time of investment to be cash equivalents. As of December 31, 2000, approximately $23 million of tax-deferred exchange proceeds were included in cash and cash equivalents on the accompanying consolidated balance sheet.

                     GLENBOROUGH REALTY TRUST INCORPORATED

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Based on the borrowing rates currently available to the Company, the carrying amount of debt approximates fair value. Cash and cash equivalents consist of demand deposits and certificates of deposit with financial institutions. The carrying amount of cash and cash equivalents as well as the mortgage loans receivable described above, approximates fair value.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company may use derivative financial instruments in the event that it believes such instruments will be an effective hedge against fluctuations in interest rates on a specific borrowing. Derivative financial instruments such as forward rate agreements or interest rate swaps may be used in this capacity. To the extent such instruments do not qualify as hedges, they will be accounted for on a mark-to-market basis and recorded in earnings each period as appropriate. The cost of terminated instruments not qualifying as hedges will be recorded in earnings in the period they are terminated. Instruments which qualify as hedges upon obtaining the related debt will be recorded as a premium or discount on the related debt principal and amortized into earnings over the life of the debt instrument. If the hedged instrument is retired early, the unamortized discount or premium will be included as a component of the calculation of gain or loss on retirement.

     At December 31, 2000, the Company was not a party to any open interest rate protection agreements.

DEFERRED FINANCING AND OTHER FEES

     Fees paid in connection with the financing and leasing of the Company's properties are amortized over the term of the related notes payable or leases and are included in other assets.

MINORITY INTEREST

     Minority interest represents the 10.24% and 10.50% limited partner interests in the Operating Partnership not held by the Company at December 31, 2000 and 1999, respectively.

REVENUES

     All leases are classified as operating leases. Rental revenue is recognized as earned over the terms of the related leases.

     For the years ended December 31, 2000, 1999 and 1998, no tenants represented 10% or more of rental revenue of the Company.

     Fee and reimbursement revenue consists of property management fees, overhead administration fees, and transaction fees from the acquisition, disposition, refinancing, leasing and construction supervision of real estate for unconsolidated affiliates.

     Revenues are recognized only after the Company is contractually entitled to receive payment, after the services for which the fee is to be received have been provided, and after the ability and timing of payments are reasonably assured and predictable.

     Some scheduled rent increases are based primarily on the Consumer Price Index or a similar factor. Material incentives paid, if any, by the Company to a tenant are amortized as a reduction of rental income over the life of the related lease.

     The Company's portfolio of leases turns over continuously, with the number and value of expiring leases varying from year to year. The Company's ability to release the space to existing or new tenants at rates equal to or greater than those realized historically is impacted by, among other things, the economic conditions of the market in which a property is located, the availability of competing space, and the level of improvements

                     GLENBOROUGH REALTY TRUST INCORPORATED
which may be required at the property. No assurance can be given that the rental rates that the Company will obtain in the future will be equal to or greater than those obtained under existing contractual commitments.

INCOME TAXES

     The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, the Company generally will not be subject to Federal income tax to the extent that it distributes at least 95% of its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income. For the years ended December 31, 2000, 1999 and 1998, approximately 0%, 24% and 22%, respectively, of the dividends paid to common stockholders represented a return of capital for income tax purposes. For the years ended December 31, 2000, 1999 and 1998, none of the dividends paid to preferred stockholders represented a return of capital for income tax purposes. In addition, for the years ended December 31, 2000, 1999 and 1998, the Company elected to distribute all of its taxable capital gain. Approximately 4%, 6% and 0% of the dividends paid to common and preferred stockholders represents a dividend taxable as long term capital gain and approximately 27%, 0% and 1% represents a dividend taxable as unrecaptured Section 1250 gain for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 3. RENTAL PROPERTY

     The cost and accumulated depreciation of rental property as of December 31, 2000 and 1999 are as follows (in thousands):

                                                   BUILDINGS                                      NET
                                                      AND                       ACCUMULATED     RECORDED
                                       LAND       IMPROVEMENTS     TOTAL COST   DEPRECIATION     VALUE
                                     --------   ----------------   ----------   ------------   ----------
2000:
Office properties..................  $ 98,908      $  724,735      $  823,643    $ (79,976)    $  743,667
Industrial properties..............    68,486         240,075         308,561      (27,896)       280,665
Retail properties..................     8,960          35,608          44,568       (5,947)        38,621
Multifamily properties and other...     2,826          28,968          31,794       (1,242)        30,552
                                     --------      ----------      ----------    ---------     ----------
          Total....................  $179,180      $1,029,386      $1,208,566    $(115,061)    $1,093,505
                                     ========      ==========      ==========    =========     ==========
1999:
Office properties..................  $112,149      $  821,916      $  934,065    $ (59,637)    $  874,428
Industrial properties..............    58,206         261,655         319,861      (23,167)       296,694
Retail properties..................    15,188          62,440          77,628       (7,131)        70,497
Multifamily properties.............    47,299         369,859         417,158      (22,421)       394,737
Hotel properties and other.........        --           7,349           7,349       (1,814)         5,535
                                     --------      ----------      ----------    ---------     ----------
          Total....................  $232,842      $1,523,219      $1,756,061    $(114,170)    $1,641,891
                                     ========      ==========      ==========    =========     ==========

  Acquisitions

     In the fourth quarter of 2000, the Company acquired a 255,185 square foot fully leased industrial property located on 13.6 acres in Burlingame, California. The total acquisition cost of $43.5 million was funded with the proceeds from tax-deferred exchanges and a new $28 million loan. When the existing leases at this property expire in 2002, the Company anticipates major redevelopment in which some or all of the existing industrial space will be converted to office space. In addition, the Company acquired from a development alliance Two

                     GLENBOROUGH REALTY TRUST INCORPORATED

Gateway Center, a 80,049 square foot office property located in Aurora, Colorado. The total acquisition cost of $9.7 million was funded with proceeds from tax-deferred exchanges.

     In the third quarter of 2000, the Company acquired from a development alliance the second phase of Springs of Indian Creek, a multifamily property located in Carrollton, Texas. The second phase consists of 234 units which, combined with the 285 units of the first phase, brings this property to a total of 519 multifamily units. The total acquisition cost was approximately $16.3 million.

     In the first quarter of 2000, the Company acquired from a development alliance Gateway 14, a 113,538 square foot industrial property located in Denver, Colorado. The total acquisition cost of $6.2 million consisted of approximately $1.9 million in cash, which was funded with the proceeds from a tax-deferred exchange, and the assumption of $4.3 million in debt.

     During the year ended December 31, 1999, the Company acquired nine properties which consisted of approximately 711,000 square feet of office and industrial space and 381 multifamily units and had aggregate acquisition costs of approximately $98 million.

     During the year ended December 31, 1998, the Company acquired 68 properties which consisted of approximately 6.6 million square feet of office, industrial and retail space and 7,206 multi-family units and had aggregate acquisition costs of approximately $999 million.

  Dispositions

     In December 2000, the Company sold 36 multifamily properties (the "Multifamily Portfolio") consisting of 9,253 total units, to affiliates of Westdale Properties America I, Ltd. which owns and operates 25,000 apartment units around the country. The $400 million sale price was comprised of three components: (i) $257 million of existing mortgage debt either assumed or retired, (ii) approximately $106 million in cash, and (iii) approximately $37 million in the form of 2,010,700 shares of the Company's stock held by Westdale Properties America I, Ltd. and affiliates.

     The transaction produced a gain on sale for the Company of approximately $24 million and net cash proceeds of approximately $93 million which are included in cash on the accompanying consolidated balance sheet as of December 31, 2000. Included in the gain on sale of the Multifamily Portfolio is a $1.8 million charge for severance related costs for Multifamily Portfolio employees. As of March 15, 2001, substantially all of this amount had been paid. In addition, the Company recognized extraordinary expenses relating to the writeoff of deferred loan fees and prepayment penalties on the prepayment of debt of approximately $7.4 million. Of the net cash proceeds received by the Company from the transaction, approximately $23 million was set aside in tax deferred exchange accounts to fund future acquisitions, and approximately $70 million was used to paydown the Company's Credit Facility and the unsecured term loan in January 2001.

     In the fourth quarter of 2000, in addition to the sale of the Multifamily Portfolio, the Company sold 4 other properties, including one office, one industrial, one retail and one hotel. Including the Multifamily Portfolio, the Company sold 40 properties for an aggregate sales price of approximately $414.3 million which generated an aggregate net gain of approximately $19.8 million.

     In the third quarter of 2000, the Company sold eleven properties, including three office, seven industrial and one retail. These assets were sold for an aggregate sales price of approximately $49.1 million and generated an aggregate net gain of approximately $4.7 million.

     In the second quarter of 2000, the Company sold eleven properties, including five office, three industrial and three retail. These assets were sold for an aggregate sales price of approximately $105.6 million and generated an aggregate net loss of approximately $2.3 million.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     In the first quarter of 2000, the Company formed a limited liability company with an independent third party and contributed its interest in the office property known as 2000 Corporate Ridge, located in McLean, Virginia. See
Note 5 for further discussion. In addition, the Company sold an industrial property for an aggregate sales price of $1.6 million. These transactions resulted in an aggregate loss on sale of approximately $695,000.

     These transactions are reflected in the net gain on sales of real estate assets in the accompanying consolidated statement of income for the year ended December 31, 2000.

     During the year ended December 31, 1999, the Company sold 34 properties, including eight office, 13 office/flex, seven industrial, three retail, one multifamily, two hotels and a partial interest in a REIT. The assets were sold for an aggregate sales price of approximately $185 million and generated an aggregate net gain of approximately $9 million. These transactions are reflected as the net gain on sales of real estate assets on the accompanying consolidated statement of income for the year ended December 31, 1999.

     During the year ended December 31, 1998, the Company sold eleven properties, including one office, two office/flex, four industrial, one multifamily and three hotels. The assets were sold for an aggregate sales price of approximately $56 million and generated an aggregate net gain of approximately $4.8 million. These transactions are reflected as the net gain on sales of real estate assets on the accompanying consolidated statement of income for the year ended December 31, 1998.

  Provision for Impairment of Real Estate Assets

     During 2000, a loss provision in the amount of $4,800,000 was recorded to provide for a decrease in the estimated fair market value of a 418,458 square foot office property located in Memphis, Tennessee. In addition to a softening in the Memphis office market, the Company was notified by Federal Express, a major tenant occupying 121,218 square feet, or 29%, of this property, of its plans not to renew their lease upon expiration in September 2001.

     The Company leases its commercial and industrial property under non-cancelable operating lease agreements. Future minimum rents to be received as of December 31, 2000 are as follows (in thousands):

                       YEAR ENDING
                       DECEMBER 31,
                       ------------
  2001....................................................  $157,233
  2002....................................................   117,761
  2003....................................................    97,519
  2004....................................................    74,091
  2005....................................................    52,908
  Thereafter..............................................   148,954
                                                            --------
                                                            $648,466
                                                            ========

NOTE 4. INVESTMENTS IN DEVELOPMENT

     The Company is currently involved in a number of alliances for the development of approximately 418,000 square feet of commercial properties and 1,146 multifamily units in California, Colorado and Texas. The alliances grant the Company certain rights to purchase the properties upon completion of development over the next five years. As of December 31, 2000, the Company had invested approximately $20.5 million in these alliances and had acquired properties from these alliances for approximately $52 million.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     The Company is also independently developing approximately 346,000 square feet of commercial properties in New Jersey and Massachusetts which are 46% pre-leased. As of December 31, 2000, the Company had invested approximately $18.4 million in these projects.

     In 2000, the Company formed a new joint venture with the Pauls Corporation ("Pauls"), Glenborough Pauls Development LLC (the "Development LLC"). The Company and Pauls each own an equal 50% interest in the Development LLC. The Company accounts for its investment in the Development LLC using the equity method. In the fourth quarter of 2000, the Development LLC acquired two sites:
(i) a 33 acre parcel located in Redwood City, California, with a development potential of 400,000 square feet of office space and approximately 500 residential units, surrounding an existing marina, on which the Development LLC plans to pursue a significant mixed-use waterfront development and (ii) a 2.3-acre mixed-use development site in Millbrae, California, at the new hub of the BART and CalTrain regional transportation systems near the San Francisco International Airport. This site has potential for a 300,000 square-foot mixed-use development. As of December 31, 2000, the Company had advanced approximately $13.4 million to this joint venture and had provided guarantees on $21.6 million of joint venture debt.

     As discussed in Note 3, in the fourth quarter of 2000, the Company acquired a 255,185 square foot fully leased industrial property located on 13.6 acres in Burlingame, California. When the existing leases at this property expire in 2002, the Company anticipates major redevelopment in which some or all of the existing industrial space will be converted to office space. Approximately $20 million of the total acquisition cost of $43.5 million was classified as investment in development on the Company's consolidated balance sheet as of December 31, 2000.

NOTE 5. INVESTMENTS IN OPERATING JOINT VENTURES

     The Company's investments in operating joint ventures are accounted for using the equity method. The Company records earnings on its investments equal to its ownership interest in the venture's earnings (losses). Distributions are recorded as a reduction of the Company's investment.

     The Company's investments in operating joint ventures consist of the following as of December 31, 2000 and 1999 (dollars in thousands):

                                                                                     BALANCE OF
                                                                                   INVESTMENT AT
                                                                                    DECEMBER 31,
                                   OWNERSHIP      PROPERTY     SQUARE   PROPERTY   --------------
          JOINT VENTURE            INTEREST       LOCATION     FOOTAGE    TYPE      2000    1999
          -------------            ---------   --------------  -------  ---------  ------  ------
Rincon Center I & II.............     10%      San Francisco,  700,000  Mixed-Use  $3,952  $4,197
                                                 California
Rockwall I & II..................     10%        Rockville,    340,252   Office     1,326   1,422
                                                  Maryland
2000 Corporate Ridge.............     10%         McLean,      255,980   Office     3,841      60
  (see below for further                          Virginia
     discussion)
                                                                                   ------  ------
                                                                                   $9,119  $5,679
                                                                                   ======  ======

     In the first quarter of 2000, the Company formed a limited liability company (the "LLC") with an independent third party and contributed its interest in the office property known as 2000 Corporate Ridge, located in McLean, Virginia. The Company now has a 10% interest in the LLC and the LLC agreement provides for, among other things, a 3% annual management fee to the Company for property management services, certain asset management fees and certain additional distributions in excess of its 10% interest, if available, upon the ultimate sale of the property by the LLC. As noted in the above table, approximately $60,000 of preliminary costs related to this LLC were incurred during the year ended December 31, 1999.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 6. MORTGAGE LOANS RECEIVABLE

     The Company's mortgage loans receivable consist of the following as of December 31, 2000 and 1999 (dollars in thousands):

                                                               2000       1999
                                                              -------    -------
Note secured by a hotel property in Arlington, TX, with a
  fixed interest rate of 9%, monthly interest-only payments
  and a maturity date of March 2000. This note was paid off
  in January 2000...........................................  $    --    $ 1,141
Note secured by Gateway Park land located in Aurora, CO,
  with a stated fixed interest rate of 13%, quarterly
  interest-only payments and a maturity date of July 2005
  (see below for further discussion)........................   37,250     36,441
                                                              -------    -------
          Total.............................................  $37,250    $37,582
                                                              =======    =======

     In 1998, the Company loaned approximately $34 million ($37.2 million, including accrued interest, at December 31, 2000), secured by a first mortgage to Pauls, to continue the build-out of Gateway Park. Gateway Park is a development project where the Company and Pauls have an alliance and where the Company has also acquired property. In this arrangement, the Company has rights under certain conditions and subject to certain contingencies to purchase the properties upon completion of development and, thus, through this arrangement, the Company could acquire up to 2.2 million square feet of office and industrial space and 1,600 multifamily units over the next ten years.

NOTE 7. INVESTMENT IN ASSOCIATED COMPANY

     As discussed in Note 1, effective October 24, 2000, GC merged with the Company. Prior to the merger, the Company accounted for its investment in GC using the equity method as a substantial portion of the economic benefits flowed to the Company by virtue of its 100% non-voting preferred stock interest in GC, which interest constituted substantially all of GC's capitalization. Two of the holders of the voting common stock of GC were officers of the Company; however, the Company had no direct voting or management control of GC. The Company recorded earnings on its investment in GC equal to its cash flow preference, to the extent of earnings, plus its pro rata share of remaining earnings, based on cash flow allocation percentages. Distributions received from GC were recorded as a reduction of the Company's investments.

     As of December 31, 2000 and 1999, the Company had the following investment in the Associated Company (in thousands):

                                                             GC(1)
                                                            --------
Investment at December 31, 1998...........................  $  8,807
Distributions.............................................      (625)
Equity in earnings........................................     1,222
                                                            --------
Investment at December 31, 1999...........................     9,404
Distributions.............................................   (10,859)
Equity in earnings (loss).................................     1,455
                                                            --------
Investment at December 31, 2000...........................  $     --
                                                            ========

---------------
(1) All amounts presented for GC represent combined amounts for GC and GHG due to the September 30, 1999 merger.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     Summary condensed balance sheet information as of December 31, 2000 and 1999, and the condensed statements of income for the years then ended are as follows (in thousands):

                                                             BALANCE SHEETS
                                                                 GC(1)
                                                           ------------------
                                                           AS OF DECEMBER 31,
                                                           ------------------
                                                            2000       1999
                                                           -------    -------
Investments in management contracts, net.................  $    --    $ 3,468
Investment in real estate joint venture..................       --      4,512
Other assets.............................................       --      8,011
                                                           -------    -------
          Total assets...................................  $    --    $15,991
                                                           =======    =======
Notes payable............................................  $    --    $ 6,025
Other liabilities........................................       --        287
                                                           -------    -------
          Total liabilities..............................       --      6,312
Common stockholders......................................       --        275
Preferred stockholder....................................       --      9,404
                                                           -------    -------
Stockholders' equity.....................................       --      9,679
                                                           -------    -------
          Total liabilities and stockholders' equity.....  $    --    $15,991
                                                           =======    =======

---------------
(1) All amounts presented for GC represent combined amounts for GC and GHG due to the September 30, 1999 merger.

                                                               STATEMENTS OF
                                                                INCOME GC(1)
                                                             ------------------
                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                              2000       1999
                                                             -------    -------
Revenue....................................................  $5,845     $8,528
Expenses...................................................   4,317      7,247
                                                             ------     ------
Net income (loss)..........................................  $1,528     $1,281
                                                             ======     ======
Net income allocable to the Company........................  $1,455     $1,222
                                                             ======     ======

---------------
(1) All amounts presented for GC represent combined amounts for GC and GHG due to the September 30, 1999 merger.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 8. OTHER ASSETS

     As of December 31, 2000 and 1999, other assets on the consolidated balance sheets consists of the following (in thousands):

                                                            2000       1999
                                                           -------    -------
Accounts receivable......................................  $ 2,463    $ 3,856
Prepaid expenses.........................................    6,632      8,164
Impound accounts.........................................    7,792     12,970
Deferred leasing and financing costs.....................   20,421     20,867
Investment in management contracts.......................    3,567         --
Corporate office fixed assets(1).........................    1,238      4,726
Related party receivable (Note 11).......................       --      1,847
Other....................................................      690      2,363
                                                           -------    -------
          Total other assets.............................  $42,803    $54,793
                                                           =======    =======

---------------
(1) In connection with the Company's decision to sell its Multifamily Portfolio, the Company recorded an impairment charge of approximately $4.4 million in 2000 relating to the writeoff of certain corporate office fixed assets. This charge is reflected as a provision for impairment of non-real estate assets on the accompanying consolidated statement of operations for the year ended December 31, 2000.

NOTE 9. SECURED AND UNSECURED LIABILITIES

     The Company had the following mortgage loans, bank lines, and notes payable outstanding as of December 31, 2000 and 1999 (in thousands):

                                                                2000        1999
                                                              --------    --------
Secured loans with various lenders, net of unamortized
  discount of $3,518 and $5,515 at December 31, 2000 and
  December 31, 1999, respectively. All loans have a fixed
  interest rate of 6.125% and a November 10, 2008 maturity
  date. Monthly principal and interest payments range
  between $296 and $458. These loans are secured by
  properties with an aggregate net carrying value of
  $322,067 and $409,130 at December 31, 2000 and 1999,
  respectively..............................................  $170,899    $232,735
Secured loans with various lenders, bearing interest at
  fixed rates between 6.95% and 9.25%, with monthly
  principal and interest payments ranging between $19 and
  $443 and maturing at various dates through July 1, 2008.
  These loans are secured by properties with an aggregate
  net carrying value of $303,532 and $547,264 at December
  31, 2000 and 1999, respectively...........................   171,144     322,878
Secured loans with various banks bearing interest at
  variable rates ranging between 8.11% and 9.06% at December
  31, 2000 and 6.53% and 8.52% at December 31, 1999, and
  maturing at various dates through November 28, 2003. These loans are secured by properties with an aggregate net
  carrying value of $119,008 and $224,526 at December 31,
  2000 and 1999, respectively...............................   108,581     146,102
Unsecured $142,500 line of credit with a group of commercial banks ("Credit Facility") with a variable interest rate of
  LIBOR plus 1.625% at December 31, 2000 and 1999 (8.186%
  and 7.753%, respectively), monthly interest only payments
  and a maturity date of June 10, 2002, with one option to
  extend for 10 years.......................................    31,053      70,628

                     GLENBOROUGH REALTY TRUST INCORPORATED

                                                                2000        1999
                                                              --------    --------
Unsecured $125,000 term loan with a group of commercial
  banks with a variable interest rate of LIBOR plus 1.75%
  (8.31% and 8.25% at December 31, 2000 and 1999,
  respectively), monthly interest only payments and a
  maturity date of June 10, 2002............................   125,000      33,865
Unsecured Series A Senior Notes with a fixed interest rate
  of 7.625%, interest payable semiannually on March 15 and
  September 15, and a maturity date of March 15, 2005. All
  of the notes were retired in the first six months of 2000,
  as discussed below........................................        --      91,150
                                                              --------    --------
          Total.............................................  $606,677    $897,358
                                                              ========    ========

     In the fourth quarter of 2000, the Company obtained a $28 million loan related to the acquisition of a 255,185 square foot industrial property located in Burlingame, California (as discussed in Note 3). This loan has a maturity date of November 28, 2003 and bears interest at the floating rate of LIBOR plus 2.50%. The interest rate on this loan at December 31, 2000 was 9.06%.

     In the third quarter of 2000, the Company refinanced the loan on the first phase of the Springs of Indian Creek in connection with the acquisition of the second phase of the property (as discussed in Note 3). The loan includes both phases which increased the loan balance from $14.1 million to $26.6 million. The new loan has a maturity date of September 30, 2001 and bears interest at the floating rate of LIBOR plus 2.25%. The interest rate on this loan at December 31, 2000 was 8.81%. In addition, during the third quarter, the Company paid off a $2 million loan which was secured by an office property located in Phoenix, Arizona.

     In the second quarter of 2000, the Company obtained an $18 million construction loan to refinance a 264,000 square foot industrial property located in Indianapolis, Indiana, and to provide funds to build an approximate 83,000 square foot expansion to this property. Approximately $16.1 million was outstanding at December 31, 2000. The loan has a maturity date of June 15, 2002 and bears interest at the floating rate of LIBOR plus 2.50%. The interest rate on this loan at December 31, 2000 was 9.06%.

     In the first quarter of 2000, the Company obtained a $10.5 million construction loan to build an 80,000 square foot office property in Bedminster, New Jersey. Approximately $8.5 million was outstanding at December 31, 2000. The loan has a maturity date of November 12, 2001 and bears interest at the floating rate of LIBOR plus 2.50%. The interest rate on this loan at December 31, 2000 was 9.06%.

     In the first quarter of 2000, the Company contributed its interest in the office property known as 2000 Corporate Ridge to a limited liability company (the "LLC"). The LLC assumed the $20.6 million mortgage loan on this property. See Note 5 for further discussion.

     In the first quarter of 2000, related to the acquisition of an industrial property from one of the Company's development alliances (as discussed in Note 3 above), the Company assumed a $4.3 million secured loan. This loan has a maturity date of April 1, 2001 (with one 6-month extension option) and bears interest at the floating rate of LIBOR plus 1.55%. The interest rate on this loan at December 31, 2000 was 8.11%.

     During the first two quarters of 2000, the Company retired the remaining $91.2 million of unsecured Series A Senior Notes at a discount. As a result of these transactions and the related writeoff of capitalized original issuance costs, a net loss on early extinguishment of debt of $550,000 was recorded in the accompanying consolidated statement of income for the year ended December 31, 2000, as discussed in Note 10 below.

     In December 2000, related to the sale of the Company's Multifamily Portfolio, approximately $257.4 million of the Company's mortgage loans (including the Secured Financing discussed below) were paid off or assumed by the buyer. In connection with the payoffs and assumptions, the Company recognized a net loss on early extinguishment of debt of $7,360,000 which consisted of prepayment penalties and writeoff of

                     GLENBOROUGH REALTY TRUST INCORPORATED
unamortized loan fees. This loss is included in the net loss on early extinguishment of debt in the Company's consolidated statement of income for the year ended December 31, 2000, as discussed in Note 10 below.

     In August 1999, the Company closed a $97.6 million secured financing with a commercial bank ("Secured Financing"). In August 2000, the Company expanded the Secured Financing by $50.2 million and used the proceeds to payoff a $52 million note which matured on September 1, 2000. In connection with the Secured Financing, the Company entered into two separate interest rate cap agreements to hedge increases in interest rates above a specified level. The agreements were for terms concurrent with the Secured Financing instrument, were indexed to the 90-day LIBOR rate, and were for a notional amount equal to the maximum amount available on the Secured Financing loan. The Company paid premiums totaling approximately $517,000 at the inception of the cap agreements, which were being amortized as additional interest expense over the life of the agreement. As discussed above, in December 2000, in connection with the sale of the Company's Multifamily Portfolio, the Secured Financing was paid off and the remaining unamortized premiums were written off. This amount is included in the net loss on early extinguishment of debt in the Company's consolidated statement of income for the year ended December 31, 2000.

     Outstanding borrowings under the Credit Facility (as discussed above) decreased from $70,628,000 at December 31, 1999, to $31,053,000 at December 31, 2000. The decrease was due to draws of $154,194,000 for acquisitions, stock repurchases, and retirement of the Company's Series A Senior Notes, offset by pay downs of $193,769,000 generated from proceeds from the sales of Properties and cash from operations. In February 2000, the maturity date on the Credit Facility was extended from December 2000 to June 2002. The Credit Facility requires, among other things, the Company to be in compliance with certain financial covenants and ratios. Management believes the Company is in compliance at December 31, 2000.

     Some of the Company's properties are held in limited partnerships and limited liability companies in order to facilitate financing. Such limited partnerships and limited liability companies are included in the consolidated financial statements of the Company in accordance with Generally Accepted Accounting Principles ("GAAP").

     The required principal payments on the Company's debt for the next five years and thereafter, as of December 31, 2000, are as follows (in thousands):

                       YEAR ENDING
                       DECEMBER 31,
----------------------------------------------------------
2001......................................................  $ 74,853
2002......................................................   183,883
2003......................................................    63,088
2004......................................................     8,520
2005......................................................    27,473
Thereafter................................................   248,860
                                                            --------
          Total...........................................  $606,677
                                                            ========

NOTE 10. NET GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT

     In December 2000, related to the sale of the Company's Multifamily Portfolio, approximately $257.4 of the Company's mortgage loans (including the Secured Financing discussed above) were paid off or assumed by the buyer. In connection with the payoffs and assumptions, the Company recognized a net loss on early extinguishment of debt of $7,360,000 which consisted of $2,670,000 of prepayment penalties and $4,690,000 of losses due to the writeoff of unamortized loan fees. Additionally, in connection with the retirement of the unsecured Series A Senior Notes as discussed above, the Company recorded a net loss on early extinguishment of debt of $550,000 which consisted of $931,000 of gains on retirement offset by $1,481,000 of losses due

                     GLENBOROUGH REALTY TRUST INCORPORATED
to the writeoff of unamortized original issuance costs. These losses are included in the net loss on early extinguishment of debt in the Company's consolidated statement of income for the year ended December 31, 2000.

     Net gain on early extinguishment of debt of $984,000 during the year ended December 31, 1999, consisted of $3,115,000 of gains on retirement of Senior Notes offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the writeoff of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of the properties securing the loans.

NOTE 11. RELATED PARTY TRANSACTIONS

     Fee and reimbursement income earned by the Company from related parties totaled $3,713,000, $3,312,000 and $2,802,000 for the years ended December 31, 2000, 1999 and 1998, respectively, and consisted of property management fees, asset management fees and other fee income. In addition, the Company paid GC property management fees and salary reimbursements totaling $931,000, $1,572,000 and $1,273,000 for the years ended December 31, 2000, 1999 and 1998, respectively, for management of a portfolio of residential properties owned by the Company, which is included in property operating expenses and general and administrative expenses on the accompanying consolidated statements of income. As discussed in Note 1 and 7, effective October 24, 2000, GC merged with the Company.

     Prior to 2000, the Company owned 116,945 units of limited partnership interest in a Managed Partnership. This Managed Partnership owned 666,883 units of limited partnership interest in the Operating Partnership. In 2000, the Company and this Managed Partnership agreed to a redemption transaction in which the Company surrendered 102,945 of its units in the Managed Partnership. As consideration for this redemption, the Managed Partnership transferred 80,817 units in the Operating Partnership to the Company. This transaction is reflected on the Company's Consolidated Balance Sheet as of December 31, 2000, as a reduction in other assets and minority interest of $504,000, the book value of the units in the Managed Partnership that were surrendered. The remaining value of the Company's interest in the Managed Partnership in included in other assets on the Company's Consolidated Balance Sheet as of December 31, 2000.

     In 1998, the Company acquired from a Managed Partnership an option to purchase all of its rights under a Lease with Option to Purchase Agreement, for certain undeveloped and unentitled land located in Burlingame, California. Upon expiration of the option period, the independent members of the Company's Board of Directors concluded that proceeding with the development of the property would have required that the Company incur substantial debt and entitlement risk. Accordingly, on February 1, 1999, the Company elected not to proceed with the development and not to exercise the option in return for the Managed Partnership's agreement to reimburse the Company for $2,309,000 of predevelopment costs, $462,000 to be paid in cash with the balance in a promissory note bearing interest at 10% and due on the earlier of sale, refinance or March 31, 2002. The note also contained a participation in profits realized by the Managed Partnership from the sale of the property if such sale occurred within 3 years. During the third quarter of 2000, this note receivable was paid in full.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 12. EARNINGS PER SHARE

     Earnings per share are as follows (in thousands, except for weighted average shares and per share amounts):

                                                      YEARS ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 2000           1999           1998
                                              -----------    -----------    -----------
Net income available to common
  Stockholders -- Basic.....................  $    18,156    $    28,006    $    23,982
Minority interest...........................        2,157          3,647          2,550
                                              -----------    -----------    -----------
Net income available to common
  Stockholders -- Diluted...................  $    20,313    $    31,653    $    26,532
                                              ===========    ===========    ===========
Weighted average shares:
  Basic.....................................   29,295,250     31,346,568     31,661,810
  Stock options.............................      249,200         95,026        503,730
Convertible Operating Partnership Units.....    3,479,352      4,081,033      3,410,670
                                              -----------    -----------    -----------
Diluted.....................................   33,023,802     35,522,627     35,576,210
                                              ===========    ===========    ===========
Basic earnings per share....................  $      0.62    $      0.89    $      0.76
Diluted earnings per share..................  $      0.62    $      0.89    $      0.75

     The preferred stock has been excluded from the calculation of diluted earnings per share as it is anti-dilutive in all periods presented.

NOTE 13. STOCK COMPENSATION PLAN

     In May 1996, the Company adopted an employee stock incentive plan (the "Plan") to provide incentives to attract and retain high quality executive officers and key employees. Certain amendments to the Plan were ratified and approved by the stockholders of the Company at the Company's 1997 Annual Meeting of Stockholders. The Plan, as amended, provides for the grant of (i) shares of Common Stock of the Company, (ii) options, stock appreciation rights ("SARs") or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. Such awards include, without limitation, options, SARs, sales or bonuses of restricted stock, dividend equivalent rights ("DERs"), Performance Units or Preference Shares. The total number of shares of Common Stock available under the Plan is equal to the greater of 1,140,000 shares or 8% of the number of shares outstanding determined as of the day immediately following the most recent issuance of shares of Common Stock or securities convertible into shares of Common Stock; provided that the maximum aggregate number of shares of Common Stock available for issuance under the Plan may not be reduced. For purposes of calculating the number of shares of Common Stock available under the Plan, all classes of securities of the Company and its related entities that are convertible presently or in the future by the security holder into shares of Common Stock or which may presently or in the future be exchanged for shares of Common Stock pursuant to redemption rights or otherwise, shall be deemed to be outstanding shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares as to which incentive stock options, one type of security available under the Plan, may be granted under the Plan may not exceed 1,140,000 shares. In May 1999, the Company's stockholders approved the grant of 700,000 non-qualified stock options to Robert Batinovich and 300,000 non-qualified stock options to Andrew Batinovich, outside the Plan. The Company accounts for the fair value of the options and bonus grants in accordance with APB Opinion No.
25. As of December 31, 2000, 110,250 shares of bonus grants have been issued under the Plan. The fair value of the shares granted has been recorded as deferred compensation in the accompanying financial statements and will be charged to earnings ratably over the respective vesting periods that range from 2 to 7 years. As of

                     GLENBOROUGH REALTY TRUST INCORPORATED

December 31, 2000, 3,683,186 options to purchase shares of Common Stock were outstanding under the Plan, including the 1,000,000 stock options granted to Robert Batinovich and Andrew Batinovich as described above. The exercise price of each incentive stock option granted is greater than or equal to the per-share fair market value of the Common Stock on the date the option is granted and, as such, no compensation expense has been recognized. The options vest over periods between 1 and 6 years, and have a maximum term of 10 years.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation" (SFAS 123). As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except for per share amounts).

                                                         2000       1999       1998
                                                        -------    -------    -------
Net income
  As reported.........................................  $18,156    $28,006    $23,982
  SFAS No. 123 Adjustment.............................   (2,736)    (2,380)    (1,537)
                                                        -------    -------    -------
  Pro forma...........................................  $15,420    $25,626    $22,445
                                                        =======    =======    =======
Basic earnings per share
  As reported.........................................  $  0.62    $  0.89    $  0.76
  SFAS No. 123 Adjustment.............................    (0.09)     (0.07)     (0.05)
                                                        -------    -------    -------
  Pro forma...........................................  $  0.53    $  0.82    $  0.71
                                                        =======    =======    =======
Diluted earnings per share
  As reported.........................................  $  0.62    $  0.89    $  0.75
  SFAS No. 123 Adjustment.............................    (0.08)     (0.07)     (0.05)
                                                        -------    -------    -------
  Pro forma...........................................  $  0.54    $  0.82    $  0.70
                                                        =======    =======    =======

     A summary of the status of the Company's stock option plan as of December 31, 2000, 1999 and 1998, and changes during the years then ended is presented in the table below:

                                     2000                     1999                     1998
                            ----------------------    ---------------------    ---------------------
                                         WEIGHTED-                WEIGHTED-                WEIGHTED-
                                          AVERAGE                  AVERAGE                  AVERAGE
                                         EXERCISE                 EXERCISE                 EXERCISE
                              SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                            ----------   ---------    ---------   ---------    ---------   ---------
Outstanding at beginning
  of year.................   4,583,786    $22.13      3,787,293    $24.75      1,708,200    $21.03
Granted...................     497,000    $15.91      1,112,000    $13.07      2,170,500    $27.61
Exercised.................     (53,500)   $15.00        (85,007)   $15.00        (22,407)   $15.35
Forfeited/Cancelled.......  (1,344,100)   $24.36       (230,500)   $24.18        (69,000)   $23.25
                            ----------    ------      ---------    ------      ---------    ------
Outstanding at end of
  year....................   3,683,186    $20.53      4,583,786    $22.13      3,787,293    $24.75
Exercisable at end of
  year....................     948,332    $17.07      1,152,831    $21.69      1,149,343    $18.92

                     GLENBOROUGH REALTY TRUST INCORPORATED

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                              --------------------------------------------------    -------------------------------
                                  NUMBER       WEIGHTED-AVERAGE     WEIGHTED-           NUMBER         WEIGHTED-
                              OUTSTANDING AT      REMAINING          AVERAGE        EXERCISABLE AT      AVERAGE
  RANGE OF EXERCISE PRICES       12/31/00      CONTRACTUAL LIFE   EXERCISE PRICE       12/31/00      EXERCISE PRICE
  ------------------------    --------------   ----------------   --------------    --------------   --------------
$11.35 to $15.14............    1,479,586         6.9 years           $13.38           513,022           $14.97
$15.14 to $18.92............      546,000         7.9 years           $16.60           170,000           $16.23
$18.92 to $22.70............      611,600         6.8 years           $21.47           241,250           $21.30
$22.70 to $26.49............       34,000         4.9 years           $24.78            21,060           $24.64
$26.49 to $30.27............      345,333         7.7 years           $27.13             3,000           $30.00
$30.27 to $34.06............      333,333         7.8 years           $32.44                 0           $ 0.00
$34.06 to $37.84............      333,334         7.8 years           $37.84                 0           $ 0.00
                                ---------         ---------           ------           -------           ------
                                3,683,186                             $20.53           948,332           $17.07

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during 2000, 1999 and 1998, respectively: expected dividend yield of 10.44%, 10.22% and 6.57%, expected volatility of 28.77%, 29.93% and 29.78% and weighted average risk-free interest rate of 5.09%, 6.44% and 4.61%. Expected lives of 10, 7, 5 and 2 years were used in each of 2000, 1999 and 1998. Based on these assumptions, the weighted average fair value of options granted would be calculated as $0.91, $1.33 and $3.90 in 2000, 1999 and 1998, respectively. Compensation cost has been adjusted by 18.27%, 4.54% and 2.00% in 2000, 1999 and 1998, respectively, to account for assumed forfeitures based on historical experience and management expectations.

NOTE 14. RETIREMENT BENEFIT

     In December 2000, the Company entered into retirement agreements with certain of its executive officers providing for annual payments following retirement, based on years of service and subject to vesting requirements of up to 10 years. In 2000, the Company recognized a general and administrative expense of $3.3 million representing the currently vested portion. Future costs for these agreements will be accrued over the vesting periods.

NOTE 15. COMMITMENTS AND CONTINGENCIES

     Environmental Matters. The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company's results of operations and cash flow.

     General Uninsured Losses. The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity. Should a property sustain damage as a result of an earthquake, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a property.

     Litigation. Prior to the completion of the Consolidation, two lawsuits were filed in 1995 contesting the fairness of the Consolidation, one in California State court and one in federal court. The complaints in both actions alleged, among other things, breaches by the defendants of fiduciary duties and inadequate disclosures.

                     GLENBOROUGH REALTY TRUST INCORPORATED

The State court action was settled over the objection of certain parties, and the settlement was approved (or review denied) by the Superior Court of the State of California in and for San Mateo County, the California state court of appeals, the California Supreme Court and the Supreme Court of the United States. In the federal action, the court in December of 1995 deferred all further proceedings pending a ruling in the State court action. Following the final resolution of the State court action, the defendants filed a motion to dismiss the federal court action in January 2000. On March 14, 2000, the Federal District Court for the Northern District of California dismissed the federal action with prejudice. The plaintiffs in the action failed to file an appeal within the permitted period, so the federal action is fully resolved.

     Certain other claims and lawsuits have arisen against the Company in its normal course of business. The Company believes that such other claims and lawsuits will not have a material adverse effect on the Company's financial position, cash flow or results of operations.

NOTE 16. SEGMENT INFORMATION

     During the years ended December 31, 2000 and 1999, the Company owned a diverse portfolio of properties comprising five product types: office, industrial, retail, multifamily and hotel. Each of these product types represents a reportable segment with distinct uses and tenant types which require the Company to employ different management strategies. Each segment contains properties located in various regions and markets within the United States. The office portfolio consists primarily of suburban office buildings. The industrial portfolio consists of properties designed for warehouse, distribution and light manufacturing for single-tenant or multi-tenant use. The retail portfolio consists primarily of community shopping centers anchored with national or regional supermarkets or drug stores. The properties in the Multifamily Portfolio are apartment buildings with units rented to residential tenants on either a month-by-month basis or for terms of one year or less. The Company's hotel operations are from one 227-room property leased to and operated by a third party. In December 2000, 36 of the Company's 37 multifamily properties and the one remaining hotel property were sold (see Note 3 for further discussion).

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of its property types based on net operating income derived by subtracting rental expenses and real estate taxes (operating expenses) from rental revenues. Significant information used by the Company for its reportable segments as of and for the years ended December 31, 2000 and 1999 is as follows (in thousands):

                                                                              MULTI-
                  2000                      OFFICE    INDUSTRIAL   RETAIL     FAMILY     HOTEL      TOTAL
                  ----                     --------   ----------   -------   --------   -------   ----------
Rental revenue...........................  $126,198    $ 37,874    $ 8,265   $ 69,427   $   818   $  242,582
Property operating expenses..............    46,556       9,113      2,675     31,910       229       90,483
                                           --------    --------    -------   --------   -------   ----------
Net operating income (NOI)...............  $ 79,642    $ 28,761    $ 5,590   $ 37,517   $   589   $  152,099
                                           ========    ========    =======   ========   =======   ==========
Real estate assets, net..................  $743,667    $280,665    $38,621   $ 30,552   $    --   $1,093,505
                                           ========    ========    =======   ========   =======   ==========
1999
Rental revenue...........................  $131,032    $ 43,569    $11,182   $ 68,144   $ 1,412   $  255,339
Property operating expenses..............    49,732      11,737      3,640     30,570       420       96,099
                                           --------    --------    -------   --------   -------   ----------
Net operating income (NOI)...............  $ 81,300    $ 31,832    $ 7,542   $ 37,574   $   992   $  159,240
                                           ========    ========    =======   ========   =======   ==========
Real estate assets, net..................  $874,428    $296,694    $70,497   $394,737   $ 5,535   $1,641,891
                                           ========    ========    =======   ========   =======   ==========
1998
Rental revenue...........................  $128,748    $ 42,089    $12,072   $ 40,865   $ 4,182   $  227,956
Property operating expenses..............    47,975      11,307      3,840     17,235       967       81,324
                                           --------    --------    -------   --------   -------   ----------
Net operating income (NOI)...............  $ 80,773    $ 30,782    $ 8,232   $ 23,630   $ 3,215   $  146,632
                                           ========    ========    =======   ========   =======   ==========
Real estate assets, net..................  $901,606    $349,261    $84,809   $387,805   $18,958   $1,742,439
                                           ========    ========    =======   ========   =======   ==========

                     GLENBOROUGH REALTY TRUST INCORPORATED

     The following is a reconciliation of segment revenues, income and assets to consolidated revenues, income and assets for the periods presented above (in thousands):

                                                    2000          1999          1998
                                                 ----------    ----------    ----------
REVENUES
Total revenue for reportable segments..........  $  242,582    $  255,339    $  227,956
Other revenue(1)...............................      34,588        19,641        13,519
                                                 ----------    ----------    ----------
Total consolidated revenues....................  $  277,170    $  274,980    $  241,475
                                                 ==========    ==========    ==========
NET INCOME
NOI for reportable segments....................  $  152,099    $  159,240    $  146,632
Elimination of internal property management
  fees.........................................       7,577         8,062         7,245
Unallocated amounts:
  Other revenue(1).............................      34,588        19,641        13,519
  General and administrative expenses..........     (13,353)       (9,688)      (11,038)
  Depreciation and amortization................     (59,490)      (58,295)      (50,194)
  Interest expense.............................     (63,281)      (64,782)      (53,289)
  Provision for impairment of real estate
     asset.....................................      (4,800)           --            --
  Provision for impairment of non-real estate
     asset.....................................      (4,404)           --            --
  Loss on sale of mortgage loan receivable.....          --        (1,229)           --
  Loss on interest rate protection agreement...          --            --        (4,323)
                                                 ----------    ----------    ----------
Income from operations before minority interest
  and extraordinary item.......................  $   48,936    $   52,949    $   48,552
                                                 ==========    ==========    ==========
ASSETS
Total assets for reportable segments...........  $1,093,505    $1,641,891    $1,742,439
Investments in Development.....................      86,286        38,773        35,131
Investments in Operating Joint Ventures........       9,119         5,679            --
Mortgage loans receivable......................      37,250        37,582        42,420
Investment in Associated Company...............          --         9,404         8,807
Cash and cash equivalents......................     102,195         6,482         4,357
Other assets...................................      42,803        54,793        45,862
                                                 ----------    ----------    ----------
Total consolidated assets......................  $1,371,158    $1,794,604    $1,879,016
                                                 ==========    ==========    ==========

---------------
(1) Other revenue includes fee income, interest and other income, equity in earnings of Associated Company, equity in losses of operating joint ventures and net gains on sales of real estate assets.

NOTE 17. SUBSEQUENT EVENTS

  Acquisitions

     In March 2001, the Company acquired a 171,077 square foot business park, consisting of two office buildings on 11.49 acres, located in a master-planned development near BART in Dublin, California. The total acquisition cost of approximately $30 million was funded with the proceeds from tax-deferred exchanges and a draw on the Credit Facility.

  Dispositions

     In February 2001, the Company sold a 132,190 square foot retail property located in Westchester, Illinois, for a sale price of $15.3 million. This resulted in a gain on sale of approximately $200,000, to be recognized in the first quarter of 2001.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 18. UNAUDITED QUARTERLY RESULTS OF OPERATIONS

     The following represents an unaudited summary of quarterly results of operations for the years ended December 31, 2000 and 1999 (in thousands, except for weighted average shares and per share amounts):

                                                                 QUARTER ENDED
                                               -------------------------------------------------
                                               MARCH 31,     JUNE 30,     SEPT 30,     DEC 31,
                                                  2000         2000         2000         2000
                                               ----------   ----------   ----------   ----------
REVENUE
  Rental revenue.............................  $   63,161   $   60,817   $   58,891   $   59,713
  Fees and reimbursements from affiliates....         468        1,894          479          872
  Interest and other income..................       1,216        3,427        2,224        1,444
  Equity in earnings of Associated Company...          46          576          405          428
  Equity in losses of unconsolidated
     operating joint ventures................         (31)        (140)         (92)        (123)
  Net gain (loss) on sales of real estate
     assets..................................        (695)      (2,347)       4,694       19,843
                                               ----------   ----------   ----------   ----------
          Total revenue......................      64,165       64,227       66,601       82,177
                                               ----------   ----------   ----------   ----------
EXPENSES
  Property operating expenses................      21,557       20,290       20,514       20,545
  General and administrative.................       2,309        4,064          953        6,027
  Depreciation and amortization..............      15,129       15,084       14,382       14,895
  Interest expense...........................      16,347       16,023       14,979       15,932
  Provision for impairment of real estate
     assets..................................          --           --           --        4,800
  Provision for impairment of non-real estate
     assets..................................          --           --           --        4,404
                                               ----------   ----------   ----------   ----------
          Total expenses.....................      55,342       55,461       50,828       66,603
                                               ----------   ----------   ----------   ----------
Income from operations before minority
  interest and extraordinary item............       8,823        8,766       15,773       15,574
Minority interest............................        (306)        (350)      (1,177)        (324)
                                               ----------   ----------   ----------   ----------
Net income before extraordinary item.........       8,517        8,416       14,596       15,250
Extraordinary item:
  Net loss on early extinguishment of debt...        (466)         (84)          --       (7,360)
                                               ----------   ----------   ----------   ----------
  Net income.................................       8,051        8,332       14,596        7,890
Preferred dividends..........................      (5,488)      (5,443)      (4,891)      (4,891)
                                               ----------   ----------   ----------   ----------
Net income available to Common
  Stockholders...............................  $    2,563   $    2,889   $    9,705   $    2,999
                                               ==========   ==========   ==========   ==========
Basic Per Share Data:
  Net income before extraordinary item.......  $     0.10   $     0.10   $     0.34   $     0.36
  Extraordinary item.........................       (0.02)          --           --        (0.26)
                                               ----------   ----------   ----------   ----------
Net income available to Common
  Stockholders...............................  $     0.08   $     0.10   $     0.34   $     0.10
                                               ----------   ----------   ----------   ----------
Basic weighted average shares outstanding....  30,355,685   29,330,163   28,677,017   28,830,040
                                               ==========   ==========   ==========   ==========
Diluted Per Share Data:
  Net income before extraordinary item.......  $     0.10   $     0.10   $     0.33   $     0.33
  Extraordinary item.........................       (0.02)          --           --        (0.23)
                                               ----------   ----------   ----------   ----------
Net income available to Common
  Stockholders...............................  $     0.08   $     0.10   $     0.33   $     0.10
                                               ----------   ----------   ----------   ----------
Diluted weighted average shares
  outstanding................................  34,096,464   33,111,493   32,636,164   32,337,449
                                               ==========   ==========   ==========   ==========

     Per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                                                                    QUARTER ENDED
                                                  -------------------------------------------------
                                                  MARCH 31,     JUNE 30,     SEPT 30,     DEC 31,
                                                     1999         1999         1999         1999
                                                  ----------   ----------   ----------   ----------
REVENUE
  Rental revenue................................  $   64,641   $   64,552   $   62,934   $   63,212
  Fees and reimbursements from affiliates.......       1,131          743          618          820
  Interest and other income.....................       1,659        1,721        1,677        1,347
  Equity in earnings (loss) of Associated
     Companies..................................         309         (874)       1,777           10
  Equity in earnings (loss) of unconsolidated
     operating joint ventures...................          --           57          102         (469)
  Net gain (loss) on sales of real estate
     assets.....................................       1,351        5,742         (371)       2,291
                                                  ----------   ----------   ----------   ----------
          Total revenue.........................      69,091       71,941       66,737       67,211
                                                  ----------   ----------   ----------   ----------
EXPENSES
  Property operating expenses...................      22,001       21,860       22,145       22,031
  General and administrative....................       2,222        2,551        2,281        2,634
  Depreciation and amortization.................      15,092       14,220       14,266       14,717
  Interest expense..............................      16,540       16,418       15,720       16,104
  Loss on sale of mortgage loan receivable......          --           --           --        1,229
                                                  ----------   ----------   ----------   ----------
          Total expenses........................      55,855       55,049       54,412       56,715
                                                  ----------   ----------   ----------   ----------
Income from operations before minority interest
  and extraordinary item........................      13,236       16,892       12,325       10,496
Minority interest...............................        (667)      (1,529)        (888)        (563)
                                                  ----------   ----------   ----------   ----------
Net income before extraordinary item............      12,569       15,363       11,437        9,933
Extraordinary item:
  Gain (loss) on early extinguishment of debt...      (1,991)       1,688          740          547
                                                  ----------   ----------   ----------   ----------
Net income......................................      10,578       17,051       12,177       10,480
Preferred dividends.............................      (5,570)      (5,570)      (5,570)      (5,570)
                                                  ----------   ----------   ----------   ----------
Net income available to Common Stockholders.....  $    5,008   $   11,481   $    6,607   $    4,910
                                                  ==========   ==========   ==========   ==========
Basic Per Share Data:
  Net income before extraordinary item..........  $     0.22   $     0.31   $     0.19   $     0.14
Extraordinary item..............................       (0.06)        0.05         0.02         0.02
                                                  ----------   ----------   ----------   ----------
Net income available to Common Stockholders.....  $     0.16   $     0.36   $     0.21   $     0.16
                                                  ----------   ----------   ----------   ----------
Basic weighted average shares outstanding.......  31,764,834   31,664,269   31,020,822   30,948,894
                                                  ==========   ==========   ==========   ==========
Diluted Per Share Data:
  Net income before extraordinary item..........  $     0.21   $     0.31   $     0.19   $     0.14
Extraordinary item..............................       (0.05)        0.05         0.02         0.02
                                                  ----------   ----------   ----------   ----------
Net income available to Common Stockholders.....  $     0.16   $     0.36   $     0.21   $     0.16
                                                  ----------   ----------   ----------   ----------
Diluted weighted average shares outstanding.....  36,098,374   35,984,107   35,274,940   34,726,581
                                                  ==========   ==========   ==========   ==========

     Per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

                                                   APPENDIX B TO PROXY STATEMENT

                     GLENBOROUGH REALTY TRUST INCORPORATED
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

                      AS ADOPTED BY THE BOARD OF DIRECTORS
                     AT A MEETING HELD ON JANUARY 23, 2001

     1. PURPOSE. The Audit Committee's primary duties and responsibilities are to serve as an independent and objective party to generally monitor the Corporation's financial reporting process and internal control system; review the audit efforts of the Corporation's independent accountants; and provide an open avenue of communication among the independent accountants, senior management and the Board of Directors.

     2. COMPOSITION. The Audit Committee shall be comprised of two (which shall be increased to three on or before June 14, 2001) or more directors as determined by the Board, each of whom shall be independent directors. All members of the Committee shall have a working familiarity with basic finance and accounting policies. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

     3. MEETINGS. The Committee shall meet as circumstances dictate. The Committee shall meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

     4. RESPONSIBILITIES AND DUTIES. To fulfill its responsibilities and duties, the Audit Committee shall:

          a. DOCUMENTS/REPORTS REVIEW. Review and reassess the adequacy of this charter annually. Review the organization's annual audit and any opinion rendered by the independent accountants.

          b. INDEPENDENT AUDITORS. (i) Together with the Board of Directors, select, evaluate and, where appropriate, replace the independent auditors, who are ultimately accountable to the Board of Directors and the Audit Committee; (ii) ensure that the independent auditors submit on an annual basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Corporation; (iii) actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; (iv) recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors independence; and (v) consider the compatibility of non-audit services provided by the independent auditors with the independence of the independent auditors.

          c. FINANCIAL REPORTING PROCESSES. In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external. Consider the independent accountant's judgements about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting. Consider and approve, if appropriate, material changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants and management.

          d. PROCESS IMPROVEMENT. Following completion of the annual audit, review with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

[GLENBOROUGH REALTY TRUST INCORPORATED LOGO]
C/O PROXY SERVICES
P.O. BOX 9141
FARMINGDALE, NY 11735

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Glenborough Realty Trust Incorporated, c/o ADP, 61 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                   GLENB1    KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLENBOROUGH REALTY TRUST INCORPORATED

  BOARD OF DIRECTORS' RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors' recommendation, you need not mark any boxes, just sign and date below.

  Election of Directors - Election of two Class III directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).

  1. Class III: 01) Andrew Batinovich and 02) Laura Wallace

                        For       Withhold     For All
                        All         All        Except

                        [ ]         [ ]          [ ]


  To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.


  -----------------------------------------------------------

  Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

  Please sign exactly as your name appears herein. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

  Please be sure to sign and date this Proxy in the box below.



  ----------------------------------  ------    ------------------------ ------
  Signature (PLEASE SIGN WITHIN BOX)   Date     Signature (Joint Owners)  Date

--------------------------------------------------------------------------------

================================================================================

                     GLENBOROUGH REALTY TRUST INCORPORATED
          400 South El Camino Real -- San Mateo, California 94402-1708
           www.glenborough.com -- shareholderservices@glenborough.com

                                REVOCABLE PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING ON MAY 4, 2001 AT 10 A.M. (PST)


     Robert Batinovich, Andrew Batinovich and Sandra L. Boyle (the Proxies), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Glenborough Realty Trust Incorporated (the Company), to be held on Friday, May 4, 2001 at 10:00 a.m. (Pacific Standard Time), at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA and at any adjournments or postponements thereof.

================================================================================